Form 10-K, Exhibit 13
period 2006-12-31
ALLIANCE BANCORP INC OF PENNSYLVANIA
filed 2007-04-02
CIK 1373079

Exhibit 13

We Build Relationships That Last

Alliance Bancorp, Inc. of Pennsylvania

Since 1938

EXTENDING OUR REACH WITH SOLID GROWTH

2006 Annual Report

Message to Stockholders

I am pleased to present the first annual report of Alliance Bancorp, Inc. of Pennsylvania, the new holding company for Alliance Bank. The completion of our corporate reorganization and offering on January 30, 2007 reflects our commitment to achieving all of our strategic goals undertaken in 2006. As a result of the reorganization and the offering, the parent mutual holding company changed its name from Greater Delaware Valley Holdings, A Mutual Company to Alliance Mutual Holding Company and now owns 55% of Alliance Bancorp, Inc. of Pennsylvania. In turn, Alliance Bancorp owns 100% of the common stock of Alliance Bank. As is evident, the corporate names for each company were aligned using the Alliance logo and name, reflecting our singular commitment to our customers and shareholders. Our common stock is listed for trading on the Nasdaq Global Market and our stock symbol "ALLB" remains the same.

The current state of our Bank is very good, due in large part to our focus last year on five strategic areas of the Bank's operations. These five areas consisted of the hiring of additional experienced Alliance Team members, paying off borrowed money, growing our asset base through the sale of our signature loan and deposit products, a top-down review of all non-interest expenses and, finally, the aforementioned reorganization and offering. These strategic initiatives resulted in significant improvements in all aspects of the Bank's operations.

Our recruiting efforts to build upon the experience and depth of the Alliance Team resulted in the addition of a new senior commercial lender and several experienced managers. We repaid approximately $15.0 million or 29% of our borrowed money. Bank assets grew $21.3 million to $410 million or a 5.4% increase over year end 2005. Customer deposits grew in excess of $36.0 million to $333.8 million or 12.1% for the year. Non-performing assets decreased 58% to $1.6 million or .38% of total assets at December 31, 2006. All foreclosed real estate has been disposed of and there were no foreclosed loans on the books of the Bank at December 31, 2006. We analyzed all significant non-interest expense items and evaluated opportunities to improve efficiency or attain further cost reductions by outsourcing some of our back office functions. Contracts due for renewal were renegotiated at lower rates and overtime was curtailed or restricted in all departments. The effects of some of these changes will not be fully realized until 2007. However, for 2006, we realized a decrease in expenses of approximately $462 thousand as compared to 2005, as a direct result of these efforts. The fifth goal involving the sale of additional stock and the formation of a new mid-tier holding company was completed on January 30th, 2007. We raised approximately $18.1 million of new capital to support our future growth, payments of dividends and other strategic options. Alliance Mutual Holding Company applied for and received from its' regulator approval to waive dividends received from Alliance Bancorp for four quarters beginning with the fourth quarter of 2006. This allows the consolidated companies to retain 55% of the total dividends declared, which normally would be paid to the parent company, thereby preserving capital while continuing to pay a dividend to the minority stockholders.

The Philadelphia Metropolitan Area continues to be one of the most competitive banking regions in the country with numerous established banks and many de novo institutions opening each year. In addition, the protracted inverted yield curve has placed continued pressure on all financial institutions resulting in net interest margin compression. Profitability is challenged as savvy business customers price shop their loan business while at the same time deposit customers price shop deposit rates resulting in an earnings squeeze. And while the battle for top customers has never been stronger, Alliance Banks' commitment to its' depositors, shareholders and community, has never been greater. Just as the giant redwood trees on our annual report cover are meant to convey a sense of strength, security and longevity, our Bank, now in its' sixty-ninth year of operation, has never been stronger or more secure. Our focus for 2007 is to maintain the superior level of high quality assets and grow our earnings and our balance sheet through the marketing of our signature products and prudent deployment of our new capital.

Dennis D. Cirucci
President and Chief Executive Officer

MISSION STATEMENT

Alliance Bank is dedicated to providing the highest quality community banking services in an atmosphere that fosters personal and institutional integrity. We are committed to meeting the needs of our personal and local business customers throughout the communities that we serve. We will invest in the advanced technology and professional staff required to fulfill this commitment. In so doing we will create an environment which respects, rewards and challenges our employees who are at the forefront of our effort to expand our market and "build relationships that last." We intend, through this commitment to quality, integrity, and growth, to continue to increase the value of our Bank to our shareholders and community.

Committed to Our Community

From left to right:

Dennis D. Cirucci
President and
Chief Executive Officer

Peter J. Meier
Executive Vice President
and Chief Financial Officer

Janet R. Bryan
Vice President
Director of Deposit Services

Mark DeYoung
Vice President
Director of Retail Banking

James Danna
Vice President
Comptroller

Norma K. Browne
Assistant Vice President
Operations

Suzanne J. Ricci
Senior Vice President and
Chief Technology Officer

From left to right:

Steve Gualberti
Senior Vice President
Commercial Lending

Diann Snyder
Assistant Vice President
Lending

Kathleen P. Lynch
Vice President
Corporate Secretary

Alan Corson, 3rd
Senior Vice President
Director of Commercial Lending

John M. Logue
Senior Vice President and
Director of Mortgage Lending

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The selected consolidated financial and other data of Alliance Bank set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere in this Annual Report.

	As of or For the Year Ended December 31,
(Dollars in thousands, except per share amounts)	2006	2005	2004	2003	2002
Selected Financial Data
Total assets	$410,350	$389,035	$382,134	$374,374	$368,432
Cash and cash equivalents	48,283	20,956	22,137	15,388	46,698
Loans receivable, net	235,761	224,294	209,712	208,678	187,016
Loans held for sale	125	—	565	640	1,153
Mortgage-backed securities	43,636	48,362	31,497	25,018	24,534
Investment securities	59,305	72,079	93,897	101,636	87,572
Other real estate owned	—	1,795	3,475	2,607	1,369
Deposits	333,802	297,710	286,906	274,619	268,904
Other borrowed money (1)	37,172	52,501	56,317	61,880	62,106
Stockholders’ equity	33,500	34,127	35,046	35,138	34,906
Non-performing assets (2)	1,559	3,735	5,441	8,498	10,564
Selected Operating Data
Interest and dividend income	$21,752	$19,883	$19,419	$19,822	$22,140
Interest expense	11,331	8,907	7,820	8,475	11,146
Net interest income	10,421	10,976	11,599	11,347	10,994
Provision for loan losses	60	120	210	480	1,960
Net interest income after provision
for loan losses	10,361	10,856	11,389	10,867	9,034
Other income	1,452	1,133	1,444	1,465	1,296
Other expenses	10,509	10,972	10,385	10,096	9,671
Income before income taxes	1,304	1,017	2,448	2,236	659
Income tax expense (benefit)	(67)	(157)	329	74	(360)

Net income	$1,371	$1,174	$2,119	$2,162	$1,019

Basic and diluted earnings per share	$0.40	$0.34	$0.62	$0.63	$0.30

(Footnotes on Following Page)

Selected Consolidated Financial and Other Data (continued)

	As of or For the Year Ended December 31,
	2006	2005	2004	2003	2002
Selected Operating Ratios
Average yield earned on interest-earning assets	5.89%	5.43%	5.41%	5.53%	6.17%
Average rate paid on interest-bearing liabilities	3.39	2.69	2.41	2.63	3.44
Average interest rate spread (3)	2.49	2.74	3.00	2.90	2.73
Net interest margin (3)	2.82	3.00	3.23	3.17	3.06
Ratio of interest-earning assets to interest-bearing liabilities	110.66	110.74	110.52	111.00	110.66
Noninterest expense as a percent of average assets	2.69	2.89	2.73	2.69	2.59
Return on average assets	0.35	0.30	0.56	0.58	0.27
Return on average equity	4.05	3.39	5.99	6.19	2.91
Dividend payout ratio	90.39	105.54	58.47	57.31	121.59
Efficiency ratio	84.01	84.24	75.57	74.74	74.36
Ratio of average equity to average assets	8.68	8.94	9.31	9.31	9.37
Full-service offices at end of period	9	9	8	8	8
Asset Quality Ratios
Nonperforming loans and troubled debt restructurings as a percent of total loans receivable (2)	0.65	0.85	0.92	2.77	4.77
Nonperforming assets as a percent of total assets (2)	0.38	0.96	1.42	2.27	2.87
Allowance for loan losses as a percent of total loans receivable	1.14	1.18	1.22	1.29	1.73
Allowance for loan losses as a percent of nonperforming loans and troubled debt restructurings	174.39	137.63	132.65	46.51	36.40
Net charge-offs to average loans receivable outstanding during the period	0.02	0.03	0.16	0.55	0.77
Capital Ratios
Tier 1 risk-based capital ratio	13.48	14.92	15.38	15.52	15.52
Total risk-based capital ratio	14.55	16.06	16.52	16.74	16.77
Tier 1 leverage capital ratio	8.61	9.02	9.21	9.28	9.02

(1)             Other borrowed money consists of Federal Home Loan Bank (“FHLB”) advances, demand notes issued to the U.S. Treasury and, until December 31, 2005, Employee Stock Ownership Plan (“ESOP”) debt.

(2)             Nonperforming assets consist of nonperforming loans, troubled debt restructurings and other real estate owned (“OREO”).  Nonperforming loans consist of nonaccrual loans and accruing loans 90 days or more overdue, while OREO consists of real estate acquired through, or in lieu of, foreclosure.

(3)             Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Alliance Bank (or the “Bank”), is a community oriented savings bank headquartered in Broomall, Pennsylvania.  We operate a total of nine banking offices located in Delaware and Chester Counties, which are suburbs of Philadelphia.  Our primary business consists of attracting deposits from the general public and using those funds, together with funds we borrow, to originate loans to our customers and invest in securities such as U.S. Government and agency securities, mortgage-backed securities and municipal obligations.  At December 31, 2006, we had $410.4 million of total assets, $333.8 million of total deposits and stockholders’ equity of $33.5 million.

On January 30, 2007, the Bank completed its reorganization to a mid-tier holding company structure and the sale by the mid-tier company, Alliance Bancorp, Inc. of Pennsylvania (“Alliance Bancorp” or the “Company”) of shares of its common stock.  In the reorganization and offering, the Company sold 1,807,339 shares of common stock at a purchase price of $10.00 per share and issued 5,417,661 shares of common stock in exchange for former outstanding shares of Alliance Bank.  Each share of the Bank’s common stock was converted into 2.09945 shares of the Company.  The offering resulted in approximately $18.1 million of gross proceeds.

This Management’s Discussion and Analysis section is intended to assist in understanding the financial condition and results of operations of Alliance Bank. The discussion and analysis does not include any comments relating to Alliance Bancorp, since Alliance Bancorp had no operations as of December 31, 2006. The information contained in this section should be read in conjunction with our financial statements and the accompanying notes to the consolidated financial statements and other sections contained in this report.

Certain highlights of our operating strategy are:

Expanding our Market Presence.  We have taken steps to increase our market penetration in our existing market areas by increasing the products and services we offer, incentivizing our employees to cross-sell our products and emphasizing customer service in an effort to capture more of each customer’s banking relationships.  In addition to organic growth, we continue to evaluate market expansion opportunities.  In 2005, we opened a new branch office in Chester County.  The net proceeds from the offering will facilitate our ability to consider additional new offices, either on a de novo basis or through acquisitions.  Currently, we have no plans, agreements or understandings with respect to any acquisitions.

Emphasizing Business Banking Operations.  We recently hired an additional senior commercial loan officer and have increased our calls on local builders and other local businesses in an effort to increase our business banking relationships.  As a locally based bank, we believe that we offer a high level of customer service and a quick loan application and approval process which is attractive to many local, small to medium sized businesses.

Emphasizing Commercial Real Estate and Construction Loans.  At December 31, 2006, $108.3 million or 45.4% of our total loan portfolio consisted of commercial real estate loans.  In addition, at such date, we had $11.8 million of construction loans.  Commercial real estate and construction loans are attractive because they provide us with higher average yields than single-family residential mortgage loans and they typically have adjustable rates of interest and/or shorter terms to maturity than traditional single-family residential mortgage loans.  The net proceeds from the offering increased our capital and will facilitate our ability to make larger commercial and construction loans, subject to our current underwriting guidelines.  We intend to continue to emphasize growth in our commercial real estate and construction lending in a manner consistent with our loan underwriting policies and procedures.

Considering New Product Lines.  We continue to evaluate new product lines in our efforts to offer a broader array of products and services to our customers.  In particular, we continue to evaluate financial products which will increase our non-interest income.

Maintaining High Asset Quality.  At December 31, 2006, our ratio of total non-performing assets to total assets was 0.38%, compared to 2.87% at December 31, 2002.  We will continue to strive to maintain high asset quality.

Continuing Residential Mortgage Lending.  Historically, we were a traditional single-family residential mortgage lender, and we will continue to offer traditional single-family residential loan products.  In recent periods, we have emphasized home equity loans and lines of credit due to the shorter terms to maturity and adjustable interest rates which we generally offer on such products as well as consumer demand for home equity loans and lines of credit.  At December 31, 2006, home equity loans and lines of credit amounted to $28.9 million or 12.1% of the total loan portfolio.

Increasing Core Deposits.  We intend to increase our core deposits in order to reduce our cost of funds.  The Bank offers a wide variety of deposits to its customers and is competitive in the rates it offers although it does not necessarily seek to match the highest rates paid by competitors.  The Bank also promotes longer term deposits where possible and consistent with its asset liability management goals.  In addition to increasing its core deposits, the Bank continually reviews its borrowings as a source of funds and may determine to prepay additional borrowings, even if there would be a prepayment penalty, where in the judgment of management any penalty would be offset in a reasonable period through an improved net interest spread.  Management has determined not to repay or refinance such advances at this time because the current prepayment penalties upon early retirement would not be offset in a reasonable period of time through an improved net interest spread.

Our results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on our loan and securities portfolios and interest expense on deposits and borrowings.  Our net interest income is largely determined by our net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by our provisions for loan losses, fees and service charges and other non-interest income and non-interest expense.  Non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, data processing, advertising and other expense.  Our results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.  Future changes in applicable law, regulations or government policies may materially impact our financial condition and results of operations.

Our net income amounted to $1.4 million and $1.2 million for the years ended December 31, 2006 and 2005, respectively.  Some of the major factors and trends which have impacted our results in these periods include the following:

Compression of Our Net Interest Spread and Net Interest Margin.  Our average interest rate spread was 2.49% and 2.74% for the years ended December 31, 2006 and 2005, respectively.  Alliance Bank’s net interest margin, which is net interest income as a percentage of average interest-earning assets, was 2.82% and 3.00% for the years ended December 31, 2006 and 2005, respectively.  Initially, the compression of our interest rate spread and net interest margin was due primarily to the historically low market rates of interest which led to substantially lower yields on our interest-earning assets while the rates paid on our interest-bearing liabilities did not decline as rapidly.  More recently, our spread has compressed as the costs of our deposits have increased faster than the yields on our loans and securities.  We anticipate continued pressure on the Bank’s interest rate spread and margin.

Managing Non-Interest Expenses. Our other or non-interest expenses amounted to $10.5 million and $11.0 million for the years ended December 31, 2006 and 2005, respectively. The largest component of non-interest expense is salaries and employee benefits. Total other expenses decreased $462,000 or 4.2% to $10.5 million for the year ended December 31, 2006, compared to the same period in 2005.  The decrease was primarily due to a $655,000 or 9.8% decrease in salary and employee benefits, partially offset by a $177,000 or 37.0% increase in advertising and marking expenses.    The decrease in salaries and employee benefits was primarily due to a higher amount of post retirement benefits incurred in 2005 as compared to 2006.  Such post retirement benefits of $642,000, in 2005, were due to the retirement of the Bank’s CEO and two other senior officers.

Critical Accounting Policies

In reviewing and understanding financial information for the Bank, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements included elsewhere herein.  These policies are described in Note 2 of the notes to our consolidated financial statements.  The accounting and financial reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.  Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented.  The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results.  These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense.  Charges against the allowance for loan losses are made when management believes that the collectibility of loan principal is unlikely.  Subsequent recoveries are added to the allowance.  The allowance is an amount that management believes will cover known and inherent losses in the loan portfolio, based on evaluations of the collectibility of loans.  The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions.  This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impaired loans, value of collateral, estimated losses on our commercial and residential loan portfolios and general amounts for historical loss experience.  All of these estimates may be susceptible to significant change.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.  Historically, our estimates of the allowance for loan loss have not required significant adjustments from management’s initial estimates.  In addition, the Pennsylvania Department of Banking and the FDIC, as an integral part of their examination processes, periodically review our allowance for loan losses.  The Pennsylvania Department of Banking and the FDIC may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations.  To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Income Taxes. We make estimates and judgments to calculate some of our tax liabilities and determine the recoverability of some of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses.  We also estimate a deferred tax asset valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods.  These estimates and judgments are inherently subjective.  Historically, our estimates and judgments to calculate our deferred tax accounts have not required significant revision to our initial estimates.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including our past operating results, recent cumulative losses and our forecast of future taxable income.  In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies.  These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business.  Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets.  An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

Other than Temporary Impairment of Securities.  The Bank is required to perform periodic reviews of individual securities in its investment portfolio to determine whether a decline in the fair value of a security is other than temporary.  A review of other-than-temporary impairment requires the Bank to make certain judgments regarding the nature of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery and the Bank’s intent and ability to hold the security.  Management evaluates securities for other than temporary impairment on at least a quarterly basis, and more frequently when economic or market conditions warrant such evaluations.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  If the decline in the market value of a security is determined to be other than temporary we would recognize the decline as a realized loss on the income statement.

Asset and Liability Management

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates.  Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time.  The difference, or the interest rate repricing “gap”, provides an indication of the extent to which a bank’s interest rate spread will be affected by changes in interest rates.  A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets.  Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. The Bank’s one year gap position at December 31, 2006 was a negative 31.3% primarily due to the $128.5 million of certificate accounts which mature during the one year period subsequent to December 31, 2006. In order to minimize the potential for adverse effects of material and prolonged changes in interest rates on the Bank’s results of operations, the Bank’s management has implemented and continues to monitor asset and liability management policies to better match the maturities and repricing terms of the Bank’s interest-earning assets and interest-bearing liabilities.  Such policies have consisted primarily of: (i) emphasizing investment in adjustable-rate mortgage loans (“ARMs”) and shorter-term (15 years or less) mortgage-backed securities; (ii) originating short-term secured  commercial loans with balloon provisions or the rate on the loan tied to the prime rate; (iii) purchasing shorter-term (primarily two to ten years) investment securities of investment grade quality and U.S. Government Agency Bonds with terms of 15 years or less; (iv) selling longer-term (15 years or more) fixed-rate residential mortgage loans in the secondary market; (v) maintaining a high level of liquid assets (including investments and mortgage backed securities available for sale) that can be readily reinvested in higher yielding investments should interest rates rise;  (vi) emphasizing the retention of lower-costing savings accounts and other core deposits; (vii) using interest rate floors and prepayment penalties on loan products; and (viii) lengthening liabilities and locking in lower borrowing rates with longer terms whenever possible.

The following table summarizes the anticipated maturities or repricing of the Bank’s interest-earning assets and interest-bearing liabilities as of December 31, 2006 based on the information and assumptions set forth in the footnotes below.

	1 Year	1 to 3	3 to 5	5 to 15	Over 15
(Dollars in Thousands)	or less	Years	Years	Years	Years	Total
Interest-earning assets
Loans receivable (1)	$41,159	$30,316	$59,955	$99,700	$6,676	$237,806
Mortgage-backed securities (2)	7,005	1,260	669	33,248	1,454	43,636
Investment securities (3)	32,085	2,312	997	23,534	376	59,304
Other interest-earning assets	45,176					45,176
Total interest-earning assets	125,425	33,888	61,621	156,482	8,506	385,922
Interest-bearing liabilities
Savings accounts (4)	8,702	8,702	8,702	8,702	8,702	43,512
NOW accounts	43,860					43,860
Money market deposit accounts	24,255					24,255
Certificate accounts	176,874	14,272	8,721	361		200,228
Borrowed money	209	5,000	32,000			37,209
Total interest-bearing liabilities	253,900	27,974	49,423	9,063	8,702	349,064
Repricing GAP during the period	$(128,475)	$5,914	$12,198	$147,419	$(196)	$36,858
Cumulative GAP	$(128,475)	$(122,562)	$(110,364)	$37,054	$36,858
Ratio of GAP during the period to total assets	(31.3)%	1.4%	3.0%	35.9%	(0.1)%
Ratio of cumulative GAP to total assets	(31.3)%	(29.9)%	(26.9)%	9.0%	9.0%

(1)          Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than     in the period in which they are contractually due to mature.  Fixed-rate loans are included in the period in which they are contractually due to mature.  Balances have been reduced by $874,000 for nonaccrual loans.

(2)          Reflects the repricing of the underlying loans and/or the expected average life of the mortgage-backed security.

(3)   Reflects repricing or contractual maturity with respect to investment securities.

(4)   For savings accounts, which totaled $43.5 million or 13.0% of deposits at December 31, 2006, assumes    a decay rate of 20% per category.

Management believes that the assumptions utilized to evaluate the vulnerability of the Bank’s operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Bank’s assets and liabilities in the above table could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

Although the actions taken by management of the Bank have reduced the potential effects of changes in interest rates on the Bank’s results of operations, significant increases in interest rates may adversely affect the Bank’s net interest income because the repricing of interest-bearing liabilities relative to interest-earning assets occurs within shorter periods and because the Bank’s adjustable-rate, interest-earning assets generally are not as responsive to changes in interest rates as its interest-bearing liabilities.  This is primarily due to terms which generally permit only annual adjustments to loan interest rates and which generally limit the amount which interest rates thereon can adjust at such time and over the life of the related asset.

Financial Condition

The Bank’s total assets increased $21.3 million or 5.5% to $410.3 million at December 31, 2006, compared to $389.0 million at December 31, 2005.  This increase can be attributed to a $27.3 million or 130.4% increase in cash and cash equivalents as well as an $11.5 million or 5.1% increase in loans receivable.  The increase in cash and cash equivalents was primarily due to temporary excess liquidity due to an increase in customer deposits.  The increase in loans receivable was primarily due to new loan production.  These increases were partially offset by an $8.8 million or 20.1% decrease in investment securities available for sale, a $4.7 million or 9.8% decrease in mortgage-backed securities, and a $3.9 million or 13.9% decrease in investment securities held to maturity.  The decrease in investment securities available for sale, mortgage backed securities, and investment securities held to maturity was primarily due to calls and maturities within the portfolios and the Bank not reinvesting in these instruments at the same levels of the calls and maturities.  The proceeds from these calls and maturities were invested in cash and cash equivalents as well as fund loan growth.  New loan production amounted to $75.8 million for 2006 and included $35.3 million in residential and consumer lending, $23.9 million in commercial and business lending and $16.6 million in real estate construction lending. In addition, the Bank generally sells all fixed-rate residential loan originations, including servicing, with terms of 15 years or more in the secondary market. Such loans sold amounted to $2.3 million in 2006.  The Bank’s net loans receivable outstanding at December 31, 2006 grew $11.5 million or 5.1% to $235.8 million as compared to $224.3 million at December 31, 2005.  The Bank remains committed to continuing its lending emphasis on developing and growing new and existing relationships with both retail and commercial customers.

Total liabilities increased $21.9 million or 6.2% to $376.8 million at December 31, 2006, compared to $354.9 million at December 31, 2005.  This increase was primarily due to a $32.2 million or 11.5% increase in interest-bearing deposits, a $3.9 million or 21.3% increase in non-interest bearing deposits, and a $1.1 million or 24.3% increase in accrued expenses and other liabilities.   These increases were partially offset by a decrease of $15.0 million or 28.8% in FHLB advances.  The decrease in FHLB advances was primarily due to the pay down of certain advances that occurred during 2006.  Funds provided from the increase in customer deposits were primarily used for the origination of loans and invested in cash and cash equivalents.  Stockholders’ equity decreased $627,000 or 1.8% to $33.5 million as of December 31, 2006 compared to $34.1 million at December 31, 2005.  This decrease was primarily due to a $759,000 increase in accumulated other comprehensive loss and $1.2 million of dividends declared and paid which were partially offset by net income of $1.4 million during the year ended December 31, 2006.

The Bank’s nonperforming assets, which consist of nonaccruing loans, accruing loans 90 days or more delinquent and other real estate owned (which includes real estate acquired through, or in lieu of, foreclosure) decreased to $1.6 million or 0.4% of total assets at December 31, 2006 from $3.7 million or 1.0% of total assets at December 31, 2005.  At December 31, 2006, the Bank’s $1.6 million of nonperforming assets consisted of $686,000 of accruing loans 90 days or more delinquent, $874,000 of nonaccrual loans and no OREO. The decrease in nonperforming assets was primarily due to a $1.8 million decrease in OREO. During 2006, the Bank sold two commercial real estate properties, which at December 31, 2005 were recorded at $1.8 million.  The larger of these two properties was sold and settled in January of 2006 and the Bank realized a gain of approximately $100,000.  The other property was sold and settled in February of 2006 and the Bank realized a loss of approximately $3,000.  In June of 2006, the Bank recognized an additional gain of $25,000 related to these properties.  At December 31, 2006 nonperforming loans consisted of $1.5 million in single-family residential real estate loans and $36,000 in consumer and other loans.  The Bank’s management continues to aggressively pursue the collection and resolution of all delinquent loans.

At December 31, 2006, the Bank’s total allowance for loan losses amounted to $2.71 million, as compared to $2.67 million at December 31, 2005.  The increase was due to $60,000 in provisions to maintain an appropriate allowance level in light of factors such as the level of nonperforming loans and the current economic environment.  In addition, in 2006, the Bank’s net charge-offs amounted to $11,000.  At December 31, 2006, the Bank’s allowance for loan losses amounted to 174.39% of total nonperforming loans and 1.14% of total loans receivable, as compared to 137.63% and 1.18%, respectively, at December 31, 2005.

Although management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be required to be established in the future should economic or other conditions change substantially.  In addition, the Pennsylvania Department of Banking and the FDIC, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses.  Such agencies may require the Bank to recognize additions to such allowance based on their judgments about information available to them at the time of their examination.

Results of Operations

General.  The Bank recorded net income of $1.4 million for the year ended December 31, 2006 as compared to net income of $1.2 million in 2005 and $2.2 million in 2004.  Net interest income decreased $554,000 for the year ended December 31, 2006, compared to 2005, primarily due to the increasing interest rate environment since June of 2004. This increasing interest rate environment has resulted in pricing pressure on the Bank’s deposit accounts as it attracts new customers and retains existing customers.  Other income increased $319,000 or 28.2% for the year ended December 31, 2006, compared to 2005.  This increase was primarily attributable to a $216,000 loss on the sale of securities realized by the Bank during 2005. These securities were sold to reduce interest rate risk, improve cash flows and increase interest income primarily through the reinvestment of funds into commercial loans and, to a lesser extent, mortgage-backed securities. The Bank did not experience a similar loss during the 2006 period. In addition, during 2006, the Bank recognized a gain on sale of other real estate owned of $122,000 compared to a $12,000 loss for the comparable period in 2005.   Other expenses decreased by $462,000 primarily due to decreases in salaries and employee benefits.  These decreases were due to costs incurred in 2005 in connection with the early retirement of certain senior officers.  These retirement costs were lower in 2006.  The provision for loan losses decreased $60,000 primarily due to decreases in both nonperforming loans and net loan charge-offs.  The income tax benefit decreased $90,000 due to a higher amount of pretax income for the year ended December 31, 2006, compared to 2005.

The Bank recorded net income of $1.2 million for the year ended December 31, 2005 as compared to net income of $2.1 million in 2004.  Net interest income decreased $624,000 for the year ended December 31, 2005, compared to 2004, primarily due to the increasing interest rate environment since June of 2004. This increasing interest rate environment has resulted in pricing pressure on the Bank’s deposit accounts as it attracts new customers and retains existing customers.  Other income decreased $311,000 or 21.5% for the year ended December 31, 2005, compared to 2004.  This decrease was primarily attributed to the $216,000 loss on the sale of securities realized by the Bank during 2005. Other expenses increased by $587,000 primarily due to increases in salaries and employee benefits and expenses related to premises and fixed assets.  These increases were due to costs incurred in connection with the early retirement of certain senior officers and expenses related to the opening of our ninth branch office.  The provision for loan losses decreased $90,000 primarily due to decreases in both nonperforming loans and net loan charge-offs.  The provision for income tax expense decreased $486,000 due to a lower amount of pretax income for the year ended December 31, 2005, compared to 2004.

Average Balances, Net Interest Income and Yields Earned and Rates Paid.  The following average balance sheet table sets forth for the periods indicated, information on the Bank regarding:  (i) the total dollar amounts of interest income on interest-earning assets and the resulting average yields; (ii) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs; (iii) net interest income; (iv) interest rate spread; (v) net interest-earning assets (interest-bearing liabilities); (vi) the net yield earned on interest-earning assets; and (vii) the ratio of total interest-earning assets to total interest-bearing liabilities.  Information is based on average daily balances during the periods presented.

		Year Ended December 31,
	At
	Dec. 31,	2006			2005			2004
	2006
	Yield/	Average		Yield/	Average		Yield/	Average		Yield/
	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
(Dollars in Thousands)
Interest-earning assets:
Loans receivable (1) (2) (3)	6.73%	$232,520	$15,534	6.68%	$218,036	$14,214	6.52%	$211,278	$14,331	6.78%
Mortgage-backed securities (3)	4.65	47,342	2,184	4.61	41,327	1,808	4.37	24,507	1,114	4.55
Investment securities	4.58	70,927	3,219	4.54	84,771	3,271	3.86	101,656	3,740	3.68
Other interest-earning assets	5.25	18,532	815	4.40	21,993	590	2.68	21,725	234	1.08
Total interest-earning assets	6.02	369,321	21,752	5.89	366,126	19,883	5.43	359,165	19,419	5.41
Noninterest-earning assets		20,942			20,874			21,056
Total assets		$390,263			$387,001			$380,221
Interest-bearing liabilities:
Deposits	3.37	$285,768	$8,349	2.92	$277,507	5,666	2.04	$265,641	4,357	1.64
FHLB advances and other borrowings	6.29	47,990	2,982	6.21	53,116	3,241	6.10	59,326	3,463	5.84
Total interest-bearing liabilities	3.67	333,758	11,331	3.39	330,623	8,907	2.69	324,967	7,820	2.41
Noninterest-bearing liabilities		22,617			21,796			19,863
Total liabilities		356,375			352,419			344,830
Stockholders’ equity		33,888			34,582			35,391
Total liabilities and stockholders’ equity		$390,263			$387,001			$380,221
Net interest-earning assets		$35,563			$35,504			$34,198
Net interest income/interest rate spread	2.35%		$10,421	2.49%		$10,976	2.74%		$11,599	3.00%
Net yield on interest-earning assets (4)				2.82%			3.00%			3.23%
Ratio of interest-earning assets to interest-bearing liabilities				110.66%			110.74%			110.52%

(1)                Includes loans held for sale.

(2)                Nonaccrual loans and loan fees have been included.

(3)                Net interest income divided by interest-earning assets.

(4)                The indicated yield are not reflected on a tax equivalent basis.

Rate/Volume analysis.  The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Bank’s interest income and expense during the periods indicated.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume.  The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended December 31,
	2006 vs. 2005			2005 vs. 2004
	Increase			Increase
	(Decrease) Due To			(Decrease) Due To
			Total			Total
	Increase		Increase			Increase
	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)
(Dollars in Thousands)
Interest-earning assets:
Loans receivable	$359	$961	$1,320	$(580)	$463	$(117)
Mortgage-backed securities	102	274	376	(46)	739	693
Investment securities	527	(579)	(52)	176	(645)	(469)
Other interest-earning assets	330	(105)	225	353	3	356
Total interest-earning assets	1,318	551	1,869	(97)	560	463
Interest-bearing liabilities:
Deposits	2,510	173	2,683	1,106	203	1,309
FHLB advances and other borrowings	59	(318)	(259)	150	(372)	(222)
Total interest-bearing liabilities	2,569	(145)	2,424	1,256	(169)	1,087
Increase (decrease) in net interest income	$(1,251)	$696	$(555)	$(1,353)	$729	$(624)

Net Interest Income.  Net interest income is determined by the Bank’s interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.  Net interest income decreased $555,000 or 5.1% to $10.4 million for the year ended December 31, 2006 compared to 2005. This decrease was primarily due to an increase in the average balances of deposits and an increase in rates paid on such deposits, partially offset by an increase in the average balances of loans and a decrease in the average balance of FHLB advances. Net interest income decreased $624,000 or 5.4% to $11.0 million for the year ended December 31, 2005 compared to 2004. This decrease was primarily due to an increase in the average balances outstanding of time deposits and an increase in rates paid on such deposits, partially offset by an increase in the average balances of loans and mortgage-backed securities.

Interest Income.  Interest income increased $1.9 million or 9.4% to $21.8 million for the year ended December 31, 2006, compared to the same period in 2005.  The increase was due to a $1.3 million or 9.3% increase in interest income on loans, a $376,000 or 20.8% increase in interest income from mortgage-backed securities and a $225,000 or 37.9% increase in interest income on balances due from depository institutions.  These increases were offset by a $52,000 or 2.0% decrease in interest income earned on investment securities.  The increase in interest income on loans was due to a $14.5 million increase in the average balance of the loan portfolio and a 16 basis point (one basis point is equal to 1/100 of a percent) increase in the average yield earned on loans.  The increase in interest income on mortgage-backed securities was due to a $6.0 million increase in the average balance of mortgage-backed securities and a 24 basis point increase in the average yield earned on such securities.  The increase in interest income on balances due from depository institutions was primarily due to a 172 or 64.1% basis point increase in the average yield earned, partially offset by a $3.5 million decrease in the average balance.  The decrease in interest income on investment securities was due to a $13.8 million or 16.3% decrease in the average balance outstanding, partially offset by a 68 or 17.6% basis point increase in the average yield earned.  The decrease in the average balance outstanding and the increase in the average yield earned were primarily due to the maturity of lower yielding investment securities.  During 2006, the Federal Reserve’s increases in the federal funds rate has caused upward movement in short-term market interest rates but has had little or no change in longer-term market interest rates.

Interest income increased $463,000 or 2.4% to $19.9 million for the year ended December 31, 2005, compared to the same period in 2004.  The increase was due to a $693,000 or 62.2% increase in interest income on mortgage-backed securities and a $356,000 or 152.1% increase in interest income on balances due from depository institutions.  These increases were offset by a $469,000 or 12.5% decrease in interest income earned on investment securities and a $117,000 or 0.8% decrease in interest income on loans.  The increase in interest income on mortgage-backed securities was due to a $16.8 million increase in the average balance of mortgage-backed securities, partially offset by an 18 basis point decrease in the average yield earned on such securities.  The increase in the average balance was due to purchases funded by growth in customer deposits and the reinvestment of funds from the sale of investment securities.  During the second quarter of 2005, the Bank sold $12.0 million of U.S. Government agency available for sale securities and realized a $205,000 loss on the sale.  These securities were sold to reduce interest rate risk, improve cash flows and increase interest income primarily through the reinvestment of funds into commercial loans and, to a lesser extent, mortgage-backed securities.  The increase in income on balances due from depository institutions was primarily due to a 161 or 149.5% basis point increase in the average yield earned and a $268,000 increase in the average balance.  The decrease in interest income on investment securities was due to a $16.9 million or 16.6% decrease in the average balance outstanding, partially offset by an increase of 18 basis points in the average yield earned.  The decrease in the average balance outstanding and the increase in the average yield earned were primarily due to the sale of lower yielding investment securities available for sale.  During 2005 the Federal Reserve’s increases in the federal funds rate has caused upward movement in short-term market interest rates but has had little or no change in longer-term market interest rates.  The decrease in interest income on loans was due to a 26 basis point decline in the average yield earned, partially offset by a $6.8 million increase in the average balance of loans outstanding.

Interest Expense.  Interest expense increased $2.4 million or 27.2% to $11.3 million for the year ended December 31, 2006, compared to the same period in 2005.  This increase was due to an increase of $2.7 million or 47.4% in interest expense on deposits, partially offset by a decrease of $259,000 or 8.0% in interest expense on FHLB advances and other borrowings.  The increase in interest expense on deposits was due to a 43.1% or 88 basis point increase in the average rate paid and an $8.3 million or a 3.0% increase in the average balance outstanding.  This portion of interest expense is expected to continue to rise as the Bank develops new deposit relationships as well as responds to both the Federal Reserve’s increases in the federal funds rate and local competition.  The decrease in interest expense on FHLB advances and other borrowings was due to a $5.1 million or 9.7% decrease in the average balance outstanding which was partially offset by a 1.8% or 11 basis point increase in the average rate paid. The decrease in the average balance of FHLB advances was primarily attributable to the repayment of a $10.0 million advance in July of 2006 and, to a lesser extent, the maturity and repayment of a $5.0 million advance in December of 2006.  Substantially all $37.1 million in FHLB advances at December 31, 2006 are long-term, and have fixed-rates of interest. The weighted average rate of the Bank’s FHLB advances was 6.21% as of December 31, 2006.  The long-term, fixed-rate advances are subject to significant prepayment penalties upon early repayment and, therefore, management has determined not to repay or refinance such advances at this time.

Interest expense increased $1.1 million or 13.9% to $8.9 million for the year ended December 31, 2005, compared to the same period in 2004.  This increase was due to an increase of $1.3 million or 30.0% in interest expense on deposits, partially offset by a decrease of $222,000 or 6.4% in interest expense on FHLB advances and other borrowings.  The increase in interest expense on deposits was due to a 24.4% or 40 basis point increase in the average rate paid and an $11.9 million or a 4.5% increase in the average balance outstanding.  The decrease in interest expense on FHLB advances and other borrowings was due to a $6.2 million or 10.5% decrease in the average balance outstanding which was partially offset by a 4.5% or 26 basis point increase in the average rate paid. Substantially all $52.2 million in FHLB advances at December 31, 2005 are long-term, and have fixed-rates of interest. The weighted average rate of the Bank’s FHLB advances was 6.08% as of December 31, 2005.

Provision for Loan Losses.  The Bank establishes provisions for loan losses, which are charges to operating results, in order to maintain a level of total allowance for losses that management believes, to the best of its knowledge, covers all known and inherent losses that are both probable and reasonably estimable, at each reporting date.  The allowance is based upon an assessment of prior loss experience, the volume and type of lending conducted by the Bank, industry standards, past due loans, economic conditions in the Bank’s market area and other factors related to the collectibility of the Bank’s loan portfolio.  The provision for loan losses amounted to $60,000, $120,000 and $210,000 for the years ended December 31, 2006, 2005 and 2004, respectively. The decrease in the provision for loan losses for 2006 and 2005, relative to respective prior periods, was primarily due to a decrease in nonperforming loans and the low level of growth in the commercial real estate loan portfolio.

Other Income.  Total other income increased $319,000 or 28.2% to $1.5 million for the year ended December 31, 2006, compared to the same period in 2005. During 2005, the Bank sold $12.0 million of U.S. Government agency available-for-sale securities and realized a $205,000 loss on sale.  These securities were sold to reduce interest rate risk, improve cash flows and increase interest income primarily through the reinvestment of funds into commercial loans and, to a lesser extent, mortgage-backed securities.  The Bank did not experience a similar loss during the 2006 period.  In addition, during 2006, the Bank recognized a gain on sale of other real estate owned of $122,000 compared to a $25,000 gain for the comparable period in 2005.  The Bank has collected a management fee from Greater Delaware Valley Holdings which reimburses the Bank for certain salary and overhead costs the Bank incurs on behalf of Greater Delaware Valley Holdings.  The management fees for 2006, 2005, and 2004 were $480,000, $456,000, and $420,000, respectively.  Total other income decreased $311,000 or 21.5% to $1.1 million for the year ended December 31, 2005, compared to the same period in 2004.  The decrease was primarily due to a $216,000 net loss on the sale of investment securities in 2005 compared to a $1,000 gain in 2004 and a $25,000 gain on the sale of other real estate owned in 2005 compared to a $132,000 gain in 2004.

Other Expenses.  Total other expenses decreased $462,000 or 4.2% to $10.5 million for the year ended December 31, 2006, compared to the same period in 2005.  The decrease was primarily due to a $655,000 or 9.8% decrease in salary and employee benefits, partially offset by a $177,000 or 37.0% increase in advertising and marketing expenses.    The decrease in salaries and employee benefits was primarily due to the higher amount of certain post retirement benefits incurred in 2005 as compared to 2006.  Such post retirement benefits of $642,000 in 2005 and $238,000 in 2006 were due to the retirement of the Bank’s CEO and two other senior officers.

Total other expenses increased $587,000 or 5.6% to $11.0 million for the year ended December 31, 2005, compared to the same period in 2004.  The increase was primarily due to a $620,000 or 10.3% increase in salary and employee benefits and a $216,000 or 13.3% increase in expenses of premises and fixed assets.  These increases were partially offset by a $219,000 or 94.8% decrease in the provision for loss on OREO, an $114,000 or 51.7% decrease in loan and OREO expense and a $46,000 or 11.6% decrease in professional fees.  The increase in salaries and employee benefits was primarily due to the addition of new personnel, normal salary increases, higher medical insurance premiums and certain post retirement benefits.  The increase in expenses of premises and fixed assets can be attributed to the Bank’s opening of the Paoli branch office in January of 2005.  The decrease in professional fees and loan and OREO expense was due to a decrease in nonperforming assets during the year.

Income Tax Expense (Benefit).  Income tax (benefit) expense amounted to $(67,000), $(157,000) and $329,000 for the years ended December 31, 2006, 2005 and 2004, respectively, resulting in effective tax rates of (5.1)%, (15.4)% and 13.4%, respectively.  The decrease in income tax benefit for the year ended December 31, 2006 was primarily due to the higher level of pretax income when compared to 2005.  The decrease in income tax expense for the year ended December 31, 2005 was primarily due to the lower level of pretax income when compared to 2004.  The negative effective tax rates primarily resulted from tax exempt income from Bank-owned life insurance and certain tax-exempt securities purchased by the Bank.

Liquidity and Capital Resources

The Bank’s liquidity, represented by cash and cash equivalents, is a product of its cash flows from operations.  The Bank’s primary sources of funds are deposits, borrowings, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, sales of loans, maturities and calls of investment securities and other short-term investments and income from operations.  Changes in the cash flows of these instruments are greatly influenced by economic conditions and competition.  After the completion of its reorganization and stock offering in January of 2007, the Bank’s liquidity and capital position were further strengthened resulting from $16.5 million in net proceeds from the stock offering.  The Bank attempts to balance supply and demand by managing the pricing of its loan and deposit products while maintaining a level of growth consistent with the conservative operating philosophy of the management and board of directors.  Any excess funds are invested in overnight and other short-term interest-earning accounts.  The Bank generates cash flow through the retail deposit market, its traditional funding source, for use in investing activities.  In addition, the Bank may utilize borrowings such as Federal Home Loan Bank advances for liquidity or profit enhancement.  At December 31, 2006, the Bank had $37.2 million of outstanding advances and $134.5 million of additional borrowing capacity from the FHLB of Pittsburgh.  Further, the Bank has access to the Federal Reserve Bank discount window.  At December 31, 2006, the Bank had no such funds outstanding.

The primary use of funds is to meet ongoing loan and investment commitments, to pay maturing savings certificates and savings withdrawals and expenses related to general operations of the Bank.  At December 31, 2006, the total approved loan commitments outstanding amounted to $12.2 million.  At the same date, commitments under unused lines of credit amounted to $24.7 million.  Certificates of deposit scheduled to mature in one year or less at December 31, 2006, totaled $176.9 million.  Management believes that a significant portion of maturing deposits will remain with the Bank.  Investment and mortgage-backed securities totaled $102.9 million at December 31, 2006, of which $39.1 million are scheduled to mature or reprice in one year or less.  The Bank anticipates that it will continue to have sufficient cash flows to meet its current and future commitments.

The following table summarizes the Bank’s contractual obligations by type of obligation and payment due date at December 31, 2006.

(Dollars in Thousands)

	December 31, 2006
	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
	(Dollars in Thousands)
FHLB advances	$182	$5,546	$34,330	$—	$40,058
Maturing certificates of deposit	176,873	14,272	8,721	362	200,228
Operating leases	424	797	919	976	3,116
Total	$177,479	$20,615	$43,970	$1,338	$243,402

On November 3, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. This FSP nullifies certain requirements of EITF Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” The guidance in this FSP amends SFAS Statement No. 115,”Accounting for Certain Investments in Debt and Equity Securities.” The FSP is effective for reporting periods beginning after December 15, 2005. The Bank has adopted this guidance.

The following table shows the fair value and unrealized losses on investments, aggregated by investment category and the length of time that individual securities had been in a continuous unrealized loss position at December 31, 2006.

(Dollars in Thousands)

	Less than 12 Months		12 Months or Longer
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Total Fair Value	Total Unrealized Losses
	(In Thousands)
Securities Available for Sale
U.S. Government obligations	$3,986	$12	$10,872	$127	$14,858	$139
Mutual funds	—	—	19,195	807	19,195	807
Mortgage-backed securities	9,199	35	32,490	930	41,689	965
Total securities available for sale	$13,185	$47	$62,557	$1,864	$75,742	$1,911

Securities Held to Maturity
Municipal obligations (at carrying amount)	$1,366	$25	$1,966	$21	$3,332	$46

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  At December 31, 2006 securities in a gross unrealized loss position for twelve months or longer consisted of securities having an aggregate value depreciation of 2.9% from the Bank’s amortized cost basis.  These unrealized losses do not represent an other-than-temporary impairment at December 31, 2006 due to the intent and ability of the Bank to hold until maturity or an anticipated recovery in fair value.

As of December 31, 2006 management believes that the estimated fair value of the securities disclosed above is primarily dependent upon the movement in market interest rates particularly given the negligible inherent credit risk associated with these securities. These investment securities are comprised of securities that are rated investment grade by at least one bond credit rating service. Although the fair value will fluctuate as the market interest rates move, management believes that these fair values will recover as the underlying portfolios mature and are reinvested in market rate yielding investments. Mutual funds in an unrealized loss position for 12 months or longer consist of funds primarily invested in asset-backed securities. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. Management does not believe any individual unrealized loss as of December 31, 2006 represents an other-than-temporary impairment.

The mutual funds held by the Bank are comprised primarily of adjustable rate and other short duration mortgage related securities with stated maturity dates.  The funds net asset values directly reflect the market value of the securities underlying the funds.  The mutual funds themselves generate no regular repayment of principal to the investor.  However, the securities underlying the funds regularly reprice and/or amortize, prepay or mature.  The principal proceeds received by the funds are regularly reinvested into similar securities at current market yields.  Given the relatively short duration of the investment securities underlying the funds, the Bank can reasonably forecast a recovery of the impairment that has resulted from the movement in market interest rates.  Based on that evaluation and the Bank’s ability and intent to hold these mutual funds for a reasonable period of time sufficient for a forecasted recovery of fair value, the Bank does not consider those securities to be other than temporarily impaired at December 31, 2006.

Regulatory Capital Requirements

The following table summarizes the Bank’s total stockholders’ equity, FDIC regulatory capital, total FDIC risk-based assets, leverage and risk-based regulatory ratios at December 31, 2006.

(Dollars in Thousands)

Total stockholders’ equity or GAAP capital	$33,500
Deduct: FDIC adjustment for securities available-for-sale	(693)
FDIC leverage capital	34,193
Plus: FDIC tier 2 capital (1)	2,719
Total FDIC risk-based capital	$36,912
FDIC quarterly average total assets for leverage ratio	$397,048
FDIC net risk-weighted assets	253,697
FDIC leverage capital ratio	8.61%
Minimum requirement (2)	4.00% to 5.00%
FDIC risk-based capital - tier 1	13.48%
Minimum requirement	4.00%
FDIC actual capital (tier 1 & 2)	14.55%
Minimum requirement	8.00%

(1)             Tier 2 capital consists entirely of the allowable portion of the allowance for loan losses, which is limited to 1.25% of total risk-weighted assets as detailed under regulations of the FDIC.

(2)             The FDIC has indicated that most highly rated institutions which meet certain criteria will be required to maintain a ratio of 3%, and all other institutions will be required to maintain an additional cushion of 100 to 200 basis points. As of December 31, 2006, the Bank had not been advised of any additional requirements in this regard.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. This statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This statement resolves issues addressed in “Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets”. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Bank is still evaluating the impact of SFAS No. 155 but does not expect that the guidance will have a material effect on the Bank’s financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets”, an amendment of FASB Statement No. 140. This statement addresses the recognition and measurement of separately recognized servicing rights.  The statement clarifies when a servicing right should be separately recognized, requires servicing rights to be initially measured at fair value, and allows an entity to choose to subsequently measure its servicing rights at fair value.  The Statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006.  The Bank does not expect that the guidance will have a material effect on the Bank’s financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  This guidance did not have a material effect on the Bank’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Bank is currently assessing the impact of this pronouncement.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires an employer to recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes are reported in comprehensive income and as a separate component of stockholders’ equity.

On September 2006, the SEC staff published Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. SAB 108 addresses quantifying the financial statement effects of misstatements; specifically, how the effects of prior year uncorrected misstatements must be considered in quantifying misstatements in the current year financial statements. In addition, SAB 108 provides guidance on the correction of misstatements, including the correction of prior period financial statements for immaterial misstatements. Importantly, SAB 108 offers a “one-time” special transition provision for correcting certain prior year misstatements that were uncorrected as of the beginning of the fiscal year of adoption. SAB 108 is effective for fiscal years ending after November 15, 2006.  This guidance did not have a material effect on the Bank’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities— including an amendment of FASB Statements No. 115” SFAS No. 159 permits entities to choose to measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value.   This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007.   The Bank is currently assessing the impact of this pronouncement.

The EITF reached a consensus on EITF Issue No. 06-4, “The Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). EITF 06-4 addresses whether the postretirement benefit associated with an endorsement split-dollar life insurance arrangement is effectively settled in accordance with Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and APB Opinion No. 12 “Omnibus Opinion—1967” upon entering into such an arrangement. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. Management is considering the impact, if any, that may result from the adoption of EITF 06-4.

The EITF reached a consensus on EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin No. 85-4” (“EITF 06-5”). EITF 06-5 addresses (i) whether a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract in accordance with Technical Bulletin 85-4, (ii) whether a policyholder should consider the contractual ability to surrender all of the individual-life policies (or certificates in a group policy) at the same time in determining the amount that could be realized under the insurance contract in accordance with Technical Bulletin 85-4 and (iii) whether the cash surrender value component of the amount that could be realized under the insurance contract in accordance with Technical Bulletin 85-4 “Accounting for Purchases of Life Insurance” should be discounted in accordance with APB Opinion No. 21 “Interest on Receivables and Payables”, when contractual limitations on the ability to surrender a policy exist. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. Management believes the impact, as a result of adopting EITF 06-5 effective January 1, 2007, will not be material to our Consolidated Financial Statements.

Impact of Inflation and Changing Prices

The consolidated financial statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.  Unlike most industrial companies, virtually all of the Bank’s assets and liabilities are monetary in nature.  As a result, interest rates generally have a more significant impact on a financial institution’s performance than does the effect of inflation.

Controls and Procedures

The Bank’s management evaluated, with the participation of the Chief Executive Officer and Chief Financial Officer, the effectiveness of the Bank’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of the end of the period covered by this report. Based on such evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the Bank’s disclosure controls and procedures are designed to ensure that financial information required to be disclosed by the Bank in the reports that are filed or submitted under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and regulations and are operating in an effective manner.

No change in the Bank’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934) occurred during the most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

Forward-Looking Statements

This Report contains certain forward-looking statements and information relating to the Bank that are based on the beliefs of management as well as assumptions made by and information currently available to management.  In addition, in those and other portions of this document, the words “anticipate,” “believe,” “estimate,” “except,” “intend,” “should” and similar expressions, or the negative thereof, as they relate to the Bank or the Bank’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Bank with respect to future looking events and are subject to certain risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Bank does not intend to update these forward-looking statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Alliance Bank:

We have audited the accompanying consolidated statements of financial condition of Alliance Bank and subsidiaries (the “Bank”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006.  These financial statements are the responsibility of the Bank’s management.  Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alliance Bank and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Bank adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” on December 31, 2006.

March 23, 2007

Alliance Bank and Subsidiaries

Consolidated Statements of Financial Condition

	December 31,
	2006	2005
Assets

Cash and cash due from depository institutions	$3,105,561	$1,903,300
Interest bearing deposits with depository institutions	45,176,979	19,052,434
Total cash and cash equivalents	48,282,540	20,955,734
Investment securities available for sale	35,053,226	43,898,412
Mortgage-backed securities available for sale	43,635,706	48,361,887
Investment securities held to maturity (fair value - 2006, $24,888,591; 2005, $28,977,675)	24,250,959	28,181,414
Loans receivable - net of allowance for loan losses - 2006, $2,719,20; 2005, $2,607,494	235,761,033	224,293,995
Loans held for sale	125,000	—
Accrued interest receivable	1,931,600	1,843,081
Premises and fixed assets - net	3,143,240	3,144,043
Other real estate owned (OREO)	—	1,795,000
Federal Home Loan Bank (FHLB) stock-at cost	2,548,500	2,738,100
Bank owned life insurance	10,102,712	9,739,424
Deferred tax asset	3,879,553	3,117,580
Prepaid expenses and other assets	1,635,749	966,730

Total Assets	$410,349,818	$389,035,400

Liabilities and Stockholders’ Equity

Liabilities
Non-interest bearing deposits	$21,948,062	$18,088,585
Interest bearing deposits	311,853,876	279,621,413
Demand notes issued to the U.S. Treasury	38,033	318,769
FHLB advances	37,171,822	52,182,427
Accrued expenses and other liabilities	5,838,059	4,697,063

Total liabilities	376,849,852	354,908,257

Commitments and Contingencies (Note10)

Stockholders’ Equity
Common stock, $.01 par value; 10,000,000 shares authorized; issued and outstanding - 2006, 3,441,383; 2005, 3,441,383	34,414	34,414
Additional paid-in capital	7,598,062	7,598,062
Retained earnings - partially restricted	28,537,679	28,405,911
Accumulated other comprehensive loss	(2,670,189)	(1,911,244)
Total stockholders’ equity	33,499,966	34,127,143

Total Liabilities and Stockholders’ Equity	$410,349,818	$389,035,400

See notes to consolidated financial statements.

Alliance Bank and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31,
	2006	2005	2004
Interest and Fees and Dividend Income
Loans	$15,535,078	$14,214,204	$14,331,411
Mortgage-backed securities	2,183,876	1,807,745	1,114,465
Investment securities:
Taxable	911,893	1,085,067	1,743,679
Tax - exempt	1,222,840	1,345,911	1,347,490
Dividends	1,084,650	839,470	648,693
Balances due from depository institutions	814,365	590,405	233,839
Total interest and dividend income	21,752,702	19,882,802	19,419,577

Interest Expense
Deposits	8,350,033	5,666,450	4,357,186
FHLB advances and other borrowed money	2,981,408	3,240,697	3,462,997
Total interest expense	11,331,441	8,907,147	7,820,183
Net Interest Income	10,421,261	10,975,655	11,599,394
Provision for Loan Losses	60,000	120,000	210,000
Net Interest Income After Provision for Loan Losses	10,361,261	10,855,655	11,389,394

Other Income
Service charges on deposit accounts	321,562	289,894	285,203
Management fees	480,000	456,000	420,000
Other fee income	148,123	177,071	194,663
Gain on sale of loans	14,529	53,227	46,279
Gain (loss) on sale of securities, net	1,719	(215,787)	744
Gain on sale of OREO	121,936	25,107	132,218
Increase in cash surrender value of life insurance	363,288	345,216	359,328
Other	1,129	2,404	5,633
Total other income	1,452,286	1,133,132	1,444,068

Other Expenses
Salaries and employee benefits	6,003,410	6,657,942	6,037,555
Expenses of premises and fixed assets	1,858,338	1,836,006	1,619,874
Advertising and marketing	655,373	478,278	559,275
Professional fees	367,610	350,707	396,553
Loan and OREO expense	97,524	106,758	221,074
Provision for loss on OREO	—	12,000	231,000
Other noninterest expense	1,527,626	1,530,269	1,320,034
Total other expenses	10,509,881	10,971,960	10,385,365

Income Before Income Taxes	1,303,666	1,016,827	2,448,097

Income Tax (Benefit) Expense	(67,000)	(157,000)	329,000

Net Income	$1,370,666	$1,173,827	$2,119,097

Basic and Diluted Earnings per Share	$0.40	$0.34	$0.62

See notes to consolidated financial statements.

Alliance Bank and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2006, 2005 and 2004

	Common Stock	Additional Paid-in Capital	Retained Earnings- Partially Restricted	Stock Acquired by ESOP	Accumulated other Comprehensive Income (Loss)	Total Stockholder Equity	Comprehensive Income (Loss)

Balance, January 1, 2004	$34,414	$7,447,062	$27,590,783	$(148,571)	$214,274	$35,137,962

Excess of fair value above cost of ESOP
shares committed to be released		89,000				89,000
Principal payments on ESOP loan				74,285		74,285
Net income			2,119,097			2,119,097	$2,119,097
Dividends declared-$0.36 per share			(1,238,898)			(1,238,898)
Change in of additional minimum liability for pension plan-net of tax					(545,345)	(545,345)	(545,345)
Change in net unrealized gain on securities available for sale-net of tax (1)					(590,299)	(590,299)	(590,299)
Balance, December 31, 2004	$34,414	$7,536,062	$28,470,982	$(74,286)	$(921,370)	$35,045,802	$983,453

Excess of fair value above cost of ESOP shares committed to be released		62,000				62,000
Principal payments on ESOP loan				74,286		74,286
Net income			1,173,827			1,173,827	$1,173,827
Dividends declared-$0.36 per share			(1,238,898)			(1,238,898)
Change in additional minimum liability for pension plan-net of tax					(74,783)	(74,783)	(74,783)
Change in net unrealized gain on securities available for sale-net of tax (1)					(915,091)	(915,091)	(915,091)
Balance, December 31, 2005	$34,414	$7,598,062	$28,405,911	$—	$(1,911,244)	$34,127,143	$183,953

Net income			1,370,666			1,370,666	1,370,666
Dividends declared-$0.36 per share			(1,238,898)			(1,238,898)
Change in additional minimum liability for pension plan-net of tax					188,020	188,020	188,020
Change in net unrealized gain on securities available for sale-net of tax (1)					64,388	64,388	64,388
FAS 158 Adjustment, net of tax					(1,011,353)	(1,011,353)

Balance, December 31, 2006	$34,414	$7,598,062	$28,537,679	$—	$(2,670,189)	$33,499,966	$1,623,074

(1)	Disclosure of reclassification , net of tax for years ended:	2006	2005	2004
	Net unrealized (depreciation) arising during the year	$65,523	$(1,057,510)	$(589,808)
	Less: reclassification adjustment for net gains (losses) included in net income (net of tax $584, $(73,368), and $253, respectively).	1,135	(142,419)	491

	Change in net unrealized gain on securities available for sale	$64,388	$(915,091)	$(590,299)

See notes to consolidated financial statements.

Alliance Bank  and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006	2005	2004
Operating Activities
Net income	$1,370,666	$1,173,827	$2,119,097
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Provision for:
Loan losses	60,000	120,000	210,000
Depreciation and amortization	646,186	643,485	593,523
Loss on other real estate owned	—	12,000	231,000
Gain on sale of loans	(14,529)	(53,227)	(46,279)
(Gain) loss on sale of securities	(1,719)	215,787	(744)
Excess fair value above cost of ESOP	—	62,000	89,000
Gain on sale of OREO	(121,936)	(25,107)	(132,218)
Origination of loans held for sale	(2,429,800)	(7,005,950)	(8,516,550)
Deferred tax benefit	(371,000)	(406,000)	(248,000)
Changes in assets and liabilities which provided (used) cash:
Loans sold in the secondary market	2,319,318	7,524,525	8,591,400
Accrued expenses and other liabilities	226,239	719,553	301,177
Prepaid expenses and other assets	(1,365,028)	(243,995)	(152,123)
Accrued interest receivable	(88,519)	(61,347)	58,387
Net cash provided by operating activities	229,878	2,675,551	3,097,670

Investing Activities
Purchase of investment securities-available for sale	(7,000,000)	(1,987,000)	(29,335,000)
Purchase of investment securities-held to maturity	(1,390,000)	(958,000)	(5,500,000)
Purchase of mortgage-backed securities	(6,451,397)	(26,715,726)	(13,726,616)
Loans originated and acquired	(73,340,821)	(66,416,977)	(61,703,866)
Proceeds from maturities and calls of investment securities	20,028,032	9,310,724	36,984,247
Proceeds from the sale of securities available for sale	1,001,719	14,780,414	5,000,744
Redemption of FHLB Stock	189,600	293,000	189,800
Principal repayments of:
Loans	61,813,795	51,177,554	58,840,730
Mortgage-backed securities	11,412,745	8,920,434	6,942,784
Purchase of premises and fixed assets	(645,383)	(413,895)	(300,471)
Proceeds from sale of OREO	1,916,936	2,329,618	698,629
Net cash provided by (used in) investing activities	7,535,226	(9,679,854)	(1,909,019)

Financing Activities
Dividends paid	(1,238,898)	(1,238,898)	(1,238,898)
Increase in deposits	36,091,940	10,803,579	12,287,147
(Decrease) increase in:
Demand notes issued to the U.S. Treasury	(280,736)	268,007	(478,555)
FHLB Advances	(15,010,604)	(4,009,989)	(5,009,408)
Net cash provided by financing activities	19,561,702	5,822,699	5,560,286

(Decrease) increase in Cash and Cash Equivalents	27,326,806	(1,181,604)	6,748,937
Cash and Cash Equivalents, Beginning of Year	20,955,734	22,137,338	15,388,401
Cash and Cash Equivalents, End of Year	$48,282,540	$20,955,734	$22,137,338

Supplemental Disclosures of Cash Flow Information-
Cash paid during the period for:
Interest (credited and paid)	$11,331,442	$8,907,147	$7,820,183
Income taxes	$130,000	$235,000	$100,000

Supplemental Disclosure of Noncash Investing Activity-
Loans transferred to other real estate owned	$—	$636,511	$1,665,667

See notes to consolidated financial statements.

Alliance Bank and Subsidiaries

Notes to Consolidated Financial Statements

1.  Organizational Structure and Nature of Operations

On March 3, 1995, Alliance Bank, formerly Greater Delaware Valley Savings Bank, (the “Bank”) completed a reorganization from a Pennsylvania chartered mutual savings bank to a Pennsylvania chartered mutual holding company known as Greater Delaware Valley Holdings, a Mutual Company (the “Holding Company”) (“Reorganization”).  As part of the Reorganization, the Bank organized a Pennsylvania chartered stock savings bank and transferred substantially all of its assets and liabilities, including all of its deposit-taking, lending and other banking functions and its corporate name, to the newly created stock savings bank in exchange for 2,753,625 shares of its common stock. Concurrent with the Reorganization, the Bank sold 682,500 shares of common stock in a public offering at a price of $9.52 per share resulting in $6,500,000 of additional equity capital before offering expenses. The costs of issuing the common stock were deducted from the sale proceeds.

Subsequent to the Reorganization, the existing rights of the Bank’s depositors upon liquidation as of the effective date have been transferred to the Holding Company and records maintained to ensure such rights receive statutory priority in the event of a future mutual stock conversion, or in the more unlikely event of the Holding Company’s liquidation.

In conjunction with the Reorganization, the Bank established an Employee Stock Ownership Plan (“ESOP”) for full-time employees age 21 or older who have at least one year of credited service with the Bank. The ESOP borrowed $455,000 from and unrelated party to purchase 47,775 shares of the Bank’s common stock.

In December 1998, the Bank and the Holding Company announced their intention to purchase 44,100 and 8,400 shares, respectively, for the Bank’s ESOP and the Holding Company’s Director Retirement Plan. These purchases were completed during the quarter ended March 31, 1999. The ESOP borrowed $520,000 from the Holding Company to purchase 44,100 shares of the Bank’s common stock. Principal and interest payments on the loan will be made quarterly over a term of seven years at an interest rate of 7%. Accounting principles generally accepted in the United States of America require that any such borrowings by an ESOP be reflected as a liability and as a reduction of stockholders’ equity in the accompanying consolidated financial statements.  As of December 31, 2005 this note was fully repaid.

On June 5, 2006, the Bank announced its decision to form a mid-tier stock holding company and to offer and sell additional shares. The Boards of Directors of the Bank and the Holding Company adopted an Agreement and Plan of Reorganization (“Reorganization Plan”) and a Plan of Additional Stock Issuance (“Stock Plan”) pursuant to which (i) a mid-tier stock holding company, Alliance Bancorp, Inc, of Pennsylvania (“Alliance Bancorp”) was formed; (ii) the issued and outstanding shares of common stock of the Bank were exchanged for shares of common stock of the Mid-Tier Company; and (iii) additional shares of the Alliance Bancorp were offered and sold to certain depositors of the Bank and others in accordance with the Stock Plan, and applicable federal banking regulation. As part of the Reorganization Plan, the Mutual Holding Company converted to a federal charter and changed its name to Alliance Mutual Holding Company.

Alliance Bancorp filed a registration statement with the Securities and Exchange Commission with respect to the stock offering. Proxy and offering materials setting forth detailed information relating to the Reorganization Plan and Stock Plan were sent to shareholders of the Bank for their consideration and approval. Shareholders of the Bank approved the Reorganization Plan at a special meeting of shareholders held on December 15, 2006.  The reorganization and stock offering were completed on January 30, 2007.  In the offering, Alliance Bancorp sold 1,807,339 shares at a purchase price of $10.00 per share and realized $16.5 million in net offering proceeds.  In addition, Alliance Bancorp issued 5,417,661 shares of common stock in exchange for former outstanding shares of Alliance Bank.  Each share of the Bank’s common stock was converted into 2.09945 shares of the Company.  Lastly, an Employee Stock Ownership Program (ESOP) was established and the Bank borrowed $903,330 from Alliance

Bancorp to purchase 90,333 shares of common stock.  Principal and interest payments of the loan will be made quarterly over a term of 15 years at an interest rate of 8.25%.

Nature of Operations — The Bank is principally in the business of attracting deposits through its branch offices and investing those deposits together with funds from borrowings and operations in single-family residential, commercial real estate, commercial business and consumer loans. The Bank is primarily supervised by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking.

2.  Summary of Significant Accounting Policies

Basis of Presentation and Consolidation - The consolidated financial statements of the Bank include the accounts of Alliance Delaware Corporation, which holds and manages certain investment and mortgage-backed securities,  and Alliance Financial and Investment Services LLC which participates in commission fees from non-insured alternative investment products, all of which are wholly owned subsidiaries of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities.  It also requires the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred tax assets and evaluation of investment securities for other than temporary impairment.

Segment Information — The Bank has one reportable segment, “Community Banking.”  All of the Banks activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Bank supports the others.  For example, lending is dependent upon the ability of the Bank to fund itself with deposits and other borrowings and manage interest rate and credit risk.  Accordingly, all significant operating decisions are based upon analysis of the Bank as one segment or unit.

The Bank operates only in the U.S. domestic market, primarily in Pennsylvania’s Delaware and Chester Counties.  For the years ended December 31, 2006, 2005, and 2004, there is no one customer that accounted for more than 10% of the Bank’s revenue.

Cash and Cash Equivalents — For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits with depository institutions.  As of December 31, 2006, the Bank’s minimum reserve balance with the Federal Reserve Bank was $1,470,000.

Investment and Mortgage-Backed Securities - The Bank classifies and accounts for debt and equity securities as follows:

•                  Securities Held to Maturity - Securities held to maturity are stated at cost, adjusted for unamortized purchase premiums and discounts, based on the positive intent and the ability to hold these securities to maturity considering all reasonably foreseeable conditions and events.

•                  Securities Available for Sale - Securities available for sale, carried at fair value, are those securities management might sell in response to changes in market interest rates, increases in loan demand, changes in liquidity needs and other conditions.  Unrealized gains and losses, net of tax, are reported as a net amount in other comprehensive income (loss) until realized.

On November 3, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. This FSP nullifies certain requirements of EITF Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” The guidance in this FSP amends SFAS Statement No. 115,”Accounting for Certain Investments in Debt and Equity Securities.” The FSP is effective for reporting periods beginning after December 15, 2005. The Bank has adopted this guidance.

Purchase premiums and discounts are amortized to income over the life of the related security using the interest method.  The adjusted cost of a specific security sold is the basis for determining the gain or loss on the sale.

The following table shows the fair value and unrealized losses on investments, aggregated by investment category and the length of time that individual securities have been continuous unrealized loss position.

	December 31, 2006
(Dollars in Thousands)
	Less than 12 Months		12 Months or Longer
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Total Fair Value	Total Unrealized Losses
	(In Thousands)
Securities Available for Sale
U.S. Government obligations	$3,986	$12	$10,872	$127	$14,858	$139
Mutual funds	—	—	19,195	807	19,195	807
Mortgage-backed securities	9,199	35	32,490	930	41,689	965
Total securities available for sale	$13,185	$47	$62,557	$1,864	$75,742	$1,911

Securities Held to Maturity
Municipal obligations (at carrying amount)	$1,366	$25	$1,966	$21	$3,332	$46

	December 31, 2005
(Dollars in Thousands)
	Less than 12 Months		12 Months or Longer
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Total Fair Value	Total Unrealized Losses
	(In Thousands)
Securities Available for Sale
U.S. Government obligations	$ 9,890	$ 82	$ 14,764	$ 236	$ 24,644	$ 318
Mutual funds	—	—	19,244	758	19,244	758
Mortgage-backed securities	18,483	383	19,216	608	37,699	991
Total securities available for sale	$28,373	$465	$53,224	$1,602	$81,597	$2,067

Securities Held to Maturity
Municipal obligations (at carrying amount)	$4,180	$39	$558	$15	$4,738	$54

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

As of December 31, 2006 management believes that the estimated fair value of the securities disclosed above is primarily dependent upon the movement in market interest rates particularly given the negligible inherent credit risk associated with these securities. These investment securities are comprised of securities that are rated investment grade by at least one bond credit rating service. Although the fair value will fluctuate as the market interest rates move, management believes that these fair values will recover as the underlying portfolios mature and are reinvested in market rate yielding investments. Mutual funds in an unrealized loss position for 12 months or longer consist of funds primarily invested in asset-backed securities. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. Management does not believe any individual unrealized loss as of December 31, 2006 represents an other-than-temporary impairment.

The mutual funds held by the Bank are comprised primarily of adjustable rate and other short duration mortgage related securities with stated maturity dates.  The funds net asset values directly reflect the market value of the securities underlying the funds.  The mutual funds themselves generate no regular repayment of principal to the investor.  However, the securities underlying the funds regularly reprice and/or amortize, prepay or mature.  The principal proceeds received by the funds are regularly reinvested into similar securities at current market yields.  Given the relatively short duration of the investment securities underlying the funds, the Bank can reasonably forecast a recovery of the impairment that has resulted from the movement in market interest rates.  Based on that evaluation and the Bank’s ability and intent to hold these mutual funds for a reasonable period of time sufficient for a forecasted recovery of fair value, the Bank does not consider those securities to be other than temporarily impaired at December 31, 2006.

Loans and Loans Held for Sale - The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in southeastern Pennsylvania. The ability of the Bank’s debtors to honor their contract is dependent upon the real estate and general economic conditions. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. The Bank defers all loan fee income, net of certain direct loan origination costs. The balance is accreted into income as a yield adjustment over the life of the loan using the interest method.

Allowance for Loan Losses - The allowance for loan losses is increased by charges to income and decreased by chargeoffs (net of recoveries).  Allowances are provided for specific loans when losses are probable and can be estimated.  When this occurs, management considers the remaining principal balance, fair value and estimated net realizable value of the property collateralizing the loan.  Current and future operating and/or sales conditions are also considered.  These estimates are susceptible to changes that could result in material adjustments to results of operations.  Recovery of the carrying value of such loans is dependent to a great extent on economic, operating and other conditions that may be beyond management’s control.

General loan loss reserves are established as an allowance for losses based on inherent probable risk of loss in the loan portfolio.  In assessing risk, management considers historical experience, volume and composition of lending conducted by the Bank, industry standards, status of nonperforming loans, general economic conditions as they relate to the market area and other factors related to the collectibility of the Bank’s loan portfolio.

Impaired loans are predominantly measured based on the fair value of the collateral. The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of probable losses and impairment existing in the current loan portfolio.  A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the original contractual terms of the loan.  An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired.  For this purpose, delays less than 90 days are considered to be insignificant.  Large groups of smaller balance homogeneous loans, including residential real estate and consumer loans, are collectively evaluated for impairment, except for loans restructured under a troubled debt restructuring.

In July 2001, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 102, Selected Loss Allowance Methodology and Documentation Issues. SAB No. 102 expresses the SEC staff views on the development, and application of a systematic methodology for determining the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. Also, in July 2001, the federal banking agencies issued guidance, which was updated in December 2006, on this topic through the Federal

Financial Institutions Examination Council interagency guidance, Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions. In management’s opinion, the Bank’s methodology and documentation of the allowance for loan losses meets the guidance issued.

Accrued Interest Receivable - Interest on loans is recognized as earned.  Accrual of loan interest is discontinued and a reserve established on existing accruals if management believes that after considering collateral value, economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful.

Purchase Discounts and Premiums — Purchase discounts and premiums on loans and mortgage-backed securities purchased are amortized over the expected average life of the loans using the interest method.  The mortgage-related securities of the Bank which are held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts.

Other Real Estate Owned - Other real estate acquired through, or in lieu of, foreclosure is initially recorded at the lower of book value or fair value at the date of acquisition, establishing a new cost basis.  Revenues and expenses from operations are included in other income.  Additions to the valuation allowance are included in other expense.  Subsequent to foreclosure, valuations are periodically performed by management and an allowance for losses is established, if necessary, by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

Cash Surrender Value of Life Insurance — The Bank is the beneficiary of insurance policies on the lives of officers of the Bank. The Bank has recognized the amount that could be realized under the insurance policies as an asset in the statement of financial condition.

Premises and Fixed Assets — Land is carried at cost. Premises and fixed assets are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the expected useful lives of the related assets which range from two to 40 years.  Amortization of leasehold improvements is computed using the straight-line method over the shorter of the useful lives of the improvements or the remaining lease term.  The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterment’s are capitalized.

Interest Rate Risk - The Bank is engaged principally in providing first-mortgage loans to individuals and commercial enterprises.  At December 31, 2006, the Bank average interest-earning assets were approximately $369.3 million having a weighted average effective yield of 6.02% and average interest-bearing liabilities were approximately $333.8 million having a weighted average effective cost of 3.67%.  In general, interest-sensitive liabilities have a shorter duration than interest earning assets.  The shorter duration of the interest-sensitive liabilities indicates that the Bank is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income. As a consequence, management monitors the maturity and repricing structure of the Bank’s assets and liabilities in order to implement measures designed to reduce the interest rate sensitivity gap.

Income Taxes - Deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.  The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Bank has also entered into a tax sharing agreement (under the Internal Revenue Section 1552) with the Holding Company and Alliance Delaware Corporation.  The agreement provides that the tax liability shall be apportioned among the members of the group in accordance with the ratio which that portion of the consolidated taxable income attributed to each member of the group having taxable income bears to the consolidated taxable income.  The Bank had $44,000 and $6,000 due to the Holding Company at December 31, 2006 and 2005, respectively.

Accounting for Stock-Based Compensation — The Bank adopted SFAS No. 123(R) “Share-Based Payment” on January 1, 2006.  Accordingly, the Bank recognizes an expense over the required service period for any stock options granted, modified, cancelled, or repurchased after that date and for the portion of grants for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards.  Adoption of SFAS

No. 123(R) did not have a material impact to the consolidated financial statements, since all outstanding options granted to date are fully vested.

Prior to the adoption of SFAS No. 123(R) the Bank accounted for stock-based compensation under SFAS No. 123, Accounting for Stock-Based Compensation, which allowed the Bank to continue to measure compensation cost for employee stock compensation plans using the intrinsic value-based method of accounting under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, which generally did not result in compensation expense recognition for most plans.

Under the 1996 Stock Option Plan (the “Plan”) approved by the Bank’s stockholders, common stock totaling 68,250 shares had been reserved for issuance pursuant to the Plan. Stock options are generally granted at exercise prices not less than the fair value of common stock on the date of grant, and vest at the rate of 33 1/3 percent per year, commencing one year from the date of grant. The following is a summary of transactions under the Plan:

			Weighted Average
	Number of	Exercise	Exercise Price
	Option Shares	Price Range	per Share
Outstanding at January 1, 2004	17,163	$10.00 - 17.20	$10.59
Canceled	(12,575)	10.00 - 17.20	11.87
Outstanding at December 31, 2004	4,588	$10.00 - 10.50	$10.34
Canceled	(3,013)	10.24	10.24
Outstanding at December 31, 2005	1,575	$10.50	$10.34
Canceled	(1,575)	10.50	10.34
Outstanding at December 31, 2006	—	$—	$—

Through December 31, 2005, the Bank applied APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation expense was recognized in the consolidated financial statements at the date of the grant.  However, as a result of cancellations of stock options, which the Bank considers to be modifications to the terms of original grant, the Bank has recognized $22,000, $86,000 and $305,000 in 2006, 2005 and 2004, respectively as compensation expense.  These amounts reflect the cash paid to the optionee for the cancellation of the option.

There were no stock options granted in 2006, 2005 or 2004.  Therefore, no pro forma net income disclosure is required.

Earnings per Share - Basic earnings per share is based on the weighted average number of common shares outstanding while diluted earnings per share is based on the weighted average number of common shares outstanding and common share equivalents that would arise from the exercise of stock options.

The weighted average shares outstanding used to compute earnings per share were as follows:

		Years Ended December 31,
	2006	2005	2004
Basic Earnings per Share	3,441,383	3,440,596	3,440,596
Diluted Earnings per Share	3,442,323	3,441,568	3,437,481

The difference between the weighted average shares outstanding to compute basic earnings per share as compared to diluted earnings per share for 2006, 2005 and 2004, respectively resulted from the dilutive effect of stock options, if exercised.

Comprehensive Income — The Bank is required to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to stockholders’ equity.

Recent Accounting Pronouncements - In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. This statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This statement resolves issues addressed in “Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets”. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Bank is still evaluating the impact of SFAS No. 155 but does not expect that the guidance will have a material effect on the Bank’s financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets”, an amendment of FASB Statement No. 140. This statement addresses the recognition and measurement of separately recognized servicing rights.  The statement clarifies when a servicing right should be separately recognized, requires servicing rights to be initially measured at fair value, and allows an entity to choose to subsequently measure its servicing rights at fair value.  The Statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006.  The Bank does not expect that the guidance will have a material effect on the Bank’s financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  This guidance will not have a material effect on the Bank’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Bank is currently assessing the impact of this pronouncement.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires an employer to recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes are reported in comprehensive income and as a separate component of stockholders’ equity.

On September 2006, the SEC staff published Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. SAB 108 addresses quantifying the financial statement effects of misstatements; specifically, how the effects of prior year uncorrected misstatements must be considered in quantifying misstatements in the current year financial statements. In addition, SAB 108 provides guidance on the correction of misstatements, including the correction of prior period financial statements for immaterial misstatements. Importantly, SAB 108 offers a “one-time” special transition provision for correcting certain prior year misstatements that were uncorrected as of the beginning of the fiscal year of adoption. SAB 108 is effective for fiscal years ending after November 15, 2006.  This guidance did not have an effect on the Bank’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities— including an amendment of FASB Statements No. 115” SFAS No. 159 permits entities to choose to

measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value.   This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007.   The Bank is currently assessing the impact of this pronouncement.  The EITF reached a consensus on EITF Issue No. 06-4, “The Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). EITF 06-4 addresses whether the postretirement benefit associated with an endorsement split-dollar life insurance arrangement is effectively settled in accordance with Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and APB Opinion No. 12 “Omnibus Opinion—1967” upon entering into such an arrangement. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Bank is considering the impact, if any, that may result from the adoption of EITF 06-4.

The EITF reached a consensus on EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin No. 85-4” (“EITF 06-5”). EITF 06-5 addresses (i) whether a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract in accordance with Technical Bulletin 85-4, (ii) whether a policyholder should consider the contractual ability to surrender all of the individual-life policies (or certificates in a group policy) at the same time in determining the amount that could be realized under the insurance contract in accordance with Technical Bulletin 85-4 and (iii) whether the cash surrender value component of the amount that could be realized under the insurance contract in accordance with Technical Bulletin 85-4 “Accounting for Purchases of Life Insurance” should be discounted in accordance with APB Opinion No. 21 “Interest on Receivables and Payables”, when contractual limitations on the ability to surrender a policy exist. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Bank believes the impact, as a result of adopting EITF 06-5 effective January 1, 2007, will not be material to our Consolidated Financial Statements.

3.  vestment Securities Available for Sale and Held to Maturity

The amortized cost, gross unrealized gains and losses, and the fair values of investment securities available for sale and held to maturity are shown below.  Where applicable, the maturity distribution and the fair value of investment securities, by contractual maturity, are shown.  Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2006
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Available for Sale

Obligations of U.S. Government agencies:
Due 1 year or less	$2,000,000	—	$(11,880)	$1,988,120
Due after 1 year through 5 years	12,989,613	$7,642	(113,105)	12,884,150
Due after 5 years through 10 years	1,000,000	—	(14,060)	985,940
Mutual funds	20,001,827	—	(806,811)	19,195,016

Total	$35,991,440	$7,642	$(945,856)	$35,053,226

	December 31, 2006
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Held to Maturity

Municipal Obligations:
Due after 1 year through 5 years	$340,377	$2,012	—	$342,389
Due after 5 years through 10 years	3,601,806	54,320	$(17,714)	3,638,412
Due after 10 years	20,308,776	626,530	(27,794)	20,907,790

Total	$24,250,959	$682,862	$(45,508)	$24,888,591

	December 31, 2005
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Available for Sale

Obligations of U.S. Government agencies:
Due 1 year or less	$7,000,000	—	$(58,470)	$6,941,530
Due after 1 year through 5 years	12,985,929	—	(221,759)	12,764,170
Due after 5 years through 10 years	4,986,181	—	(37,481)	4,948,700
Mutual funds	20,001,827	—	(757,815)	19,244,012

Total	$44,973,937	—	$(1,075,525)	$43,898,412

	December 31, 2005
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Held to Maturity

Municipal Obligations:
Due after 1 year through 5 years	$339,986	—	$(3,223)	$336,763
Due after 5 years through 10 years	2,065,829	$2,340	(36,817)	2,031,352
Due after 10 years	25,775,599	847,877	(13,916)	26,609,560

Total	$28,181,414	$850,217	$(53,956)	$28,977,675

Included in obligations of U.S. Government agencies at December 31, 2006 and December 31, 2005, were $11.9 and $18.0 million, respectively, of structured notes.   These structured notes were comprised of step-up bonds that provide the U.S. Government agency with the right, but not the obligation, to call the bonds on certain dates.

For the years ended December 31, 2006, 2005 and 2004, proceeds from sales of investment securities available for sale amounted to $1.0 million, $14.8 million and $5.0 million, respectively. For such periods, gross realized gains on sales amounted to $2,000, $12,000, and $19,000, respectively, while gross realized losses amounted to $0, $228,000 and $18,000, respectively. The tax provision applicable to the net realized gain (loss) amounted to $585, $73,000, and $250 for 2006, 2005, and 2004, respectively. Investment securities with an aggregate carrying value of $4.7 million and $6.8 million were pledged as collateral for certain deposits at December 31, 2006 and 2005, respectively.

4.  Mortgage-Backed Securities Available for Sale

The amortized cost, gross unrealized gains and losses, and the fair values of mortgage-backed securities available for sale are as follows:

	December 31, 2006
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
GNMA pass-through certificates	$4,461,810	$24,822	$(85,938)	$4,400,694
FHLMC pass-through certificates	13,422,268	14,517	(246,586)	13,190,199
FNMA pass-through certificates	26,672,093	4,788	(632,068)	26,044,813

Total	$44,556,171	$44,127	$(964,592)	$43,635,706

	December 31, 2005
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

GNMA pass-through certificates	$5,431,154	$48,300	$(107,067)	$5,372,387
FHLMC pass-through certificates	15,176,680	30,187	(293,559)	14,913,308
FNMA pass-through certificates	28,634,765	31,692	(590,265)	28,076,192

Total	$49,242,599	$110,179	$(990,891)	$48,361,887

The collateralized mortgage obligations contain both fixed and adjustable classes of securities which are repaid in accordance with a predetermined priority period.  The underlying collateral of the securities are loans which are insured by FHLMC and FNMA.

At December 31, 2006 and 2005, the Bank had $2.9 million and $1.2 million, respectively, in mortgage-backed securities pledged as collateral for the treasury, tax and loan account and certain deposits.

5.     Loans Receivable - Net

Loans receivable consist of the following:

	December 31,
	2006	2005
Real estate loans:
Single-family	$108,425,691	$104,020,497
Multi-family	2,088,053	2,220,602
Commercial	108,338,566	105,687,316
Land and construction	11,773,746	7,395,885
Commercial business	5,484,638	4,745,470
Consumer and other loans	2,443,917	3,093,310
Total loans receivable	238,554,611	227,163,080
Less:
Unearned income	(74,160)	(198,591)
Allowance for loan losses	(2,719,418)	(2,670,494)
Loans receivable - net	$235,761,033	$224,293,995

The Bank originates loans to customers located primarily in Southeastern Pennsylvania. This geographic concentration of credit exposes the Bank to a higher degree of risk associated with this economic region. In addition, the Bank participates in the origination and sale of fixed-rate single-family residential mortgage loans in the secondary market. The Bank recognized gain on sale of loans from the sale of such loans of $14,529, $53,227, and $46,279 for the years ended December 31, 2006, 2005, and 2004, respectively.

At December 31, 2006, 2005, and 2004, the Bank was servicing loans for others amounting to approximately $567,000, $577,000 and $587,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

The Bank originates and purchases both adjustable and fixed rate loans.  The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the National Median Monthly Cost of Funds or U.S. Treasury securities plus a fixed margin.

At December 31, 2006, the composition of these loans was approximately as follows:

Fixed Rate		Adjustable Rate
Term to
Term to Maturity	Book Value	Rate Adjustment	Book Value
1 month to 1 year	$ 3,438,565	1 month to 1 year	$ 92,016,603
1 year to 3 years	9,938,013	1 year to 2 years	1,855,465
3 years to 5 years	13,477,657	3 years to 5 years	47,024,845
5 years to 15 years	63,809,876	5 years to 15 years	260,530
Over 15 years	6,733,056	Over 15 years	—

Total	$97,397,167		$141,157,443

At December 31, 2005, the composition of these loans was approximately as follows:

Fixed Rate		Adjustable Rate
Term to
Term to Maturity	Book Value	Rate Adjustment	Book Value
1 month to 1 year	$ 1,413,354	1 month to 1 year	$ 80,373,080
1 year to 3 years	7,954,773	1 year to 2 years	3,727,159
3 years to 5 years	11,907,313	3 years to 5 years	45,260,010
5 years to 15 years	68,983,662	5 years to 15 years	615,983
Over 15 years	6,927,746	Over 15 years	—

Total	$97,186,848		$129,976,232

Following is a summary of changes in the allowance for loan losses:

	December 31,
	2006	2005	2004

Balance, beginning of year	$2,670,494	$2,607,589	$2,740,092
Provision charged to operations	60,000	120,000	210,000
Charge-offs	(13,644)	(95,539)	(508,077)
Recoveries	2,568	38,444	165,574

Balance, end of year	$2,719,418	$2,670,494	$2,607,589

Nonperforming loans amounted to $1.6 million and $1.9 million at December 31, 2006 and 2005, respectively.  Interest income that would have been recorded during 2006, 2005 and 2004, if the Bank’s nonperforming loans at the end of the year had been performing in accordance with their terms during the years 2006, 2005, 2004, was $66,000, $58,000 and $76,000, respectively.  The amount of interest income that was actually recorded during   2006, 2005 and 2004 with respect to such nonperforming loans amounted to approximately $1,000, $16,000 and $27,000, respectively.

At December 31, 2006 and 2005, 100% of impaired loan balances were measured for impairment based on the fair value of the loans’ collateral.

	December 31,
	2006	2005
Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	$—	$221,970
Total impaired loans	$—	$221,970
Valuation allowance related to impaired loans	$—	$5,770

	Year Ended December 31,
	2006	2005	2004

Average impaired loans	$188,191	$105,336	$377,640
Interest income recognized on impaired loans	5,391	4,362	8,050
Interest income recognized on a cash
basis on impaired loans	5,391	4,362	8,050

6.  Premises and Fixed Assets

Premises and fixed assets are summarized by major classifications as follows:

	December 31,
	2006	2005

Land and buildings	$3,722,218	$3,473,830
Furniture and fixtures	5,319,444	5,036,979

Total	9,041,662	8,510,809
Accumulated depreciation	(5,898,422)	(5,366,766)

Net	$3,143,240	$3,144,043

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 amounted to $646,000, $643,000 and $594,000, respectively.

7.     Deposits

Deposits consist of the following major classifications:

	December 31,
	2006		2005
	Amount	Percent	Amount	Percent

Money market deposit accounts	$24,254,727	7.3%	$23,836,872	8.0%
Other savings deposits	43,511,509	13.0	54,869,062	18.4
Certificates of less than $100,000	165,607,301	49.6	146,610,049	49.2
Certificates of $100,000 or more	34,620,648	10.4	20,970,302	7.0
NOW accounts	43,859,691	13.1	33,335,128	11.2
Non-interest bearing accounts	21,948,062	6.6	18,088,585	6.1

Total	$333,801,938	100.0%	$297,709,998	100.0%

The weighted average cost of deposits was 3.37% and 2.66 % at December 31, 2006, and 2005, respectively.

A summary of certificates by scheduled maturity was as follows:

	December 31, 2006
	Amount	Percent

1 year or less	$176,872,949	88.4%
1 year through 3 years	14,272,000	7.1%
Thereafter	9,083,000	0.5%
Total	$200,227,949	100.0%

A summary of interest expense on deposits was as follows:

	Year Ended December 31,
	2006	2005	2004

Money market deposit accounts	$386,516	$258,072	$218,248
Other savings deposits	366,626	439,850	477,526
Certificates of less than $100,000	5,817,646	4,019,637	3,234,756
Certificates of $100,000 or more	949,366	512,227	355,325
NOW accounts	829,879	436,664	71,331
Total	$8,350,033	$5,666,450	$4,357,186

8.  FHLB Advances

FHLB Advances were summarized as follows:

		Interest	December 31,
	Due	Rate	2006	2005
FHLB advance	12/01/07	6.00%	$171,882	$182,427
FHLB convertible advance	01/22/08	5.46	—	10,000,000
FHLB convertible advance	12/26/06	5.88	—	5,000,000
FHLB convertible advance	07/22/09	6.19	5,000,000	5,000,000
FHLB convertible advance	02/03/10	6.05	6,000,000	6,000,000
FHLB convertible advance	05/17/10	6.44	11,000,000	11,000,000
FHLB convertible advance	06/28/10	6.44	10,000,000	10,000,000
FHLB convertible advance	09/22/10	6.10	5,000,000	5,000,000
Total			$37,171,882	$52,182,427

The FHLB has an option, beginning at a predetermined date and quarterly thereafter, to convert certain advances to a floating rate advance, generally at three-month LIBOR. However, the Bank may, at its option and without any penalty, put back the advance or a portion thereof to the FHLB prior to conversion.

The FHLB offers an alternative to regular repurchase agreements.  The term is variable from overnight to one year and utilizes mortgage loans as collateral in lieu of liquidity items such as government securities for collateral.

The Bank’s unused credit line with the FHLB amounted to approximately $20,000,000 at both December 31, 2006 and 2005, respectively.  The weighted average rate on FHLB advances was 6.30% and 6.10% at December 31, 2006 and 2005, respectively.  The advances are collateralized by FHLB stock owned by the Bank in addition to a blanket pledge of eligible assets in an amount required to be maintained so that the estimated fair value of such eligible assets exceeds, at all times, 110% of the outstanding advances.

The following table sets forth certain information regarding borrowed funds at or for the dates indicated:

	At or for the Year Ended December 31,
	2006	2005
	(Dollars in Thousands)

FHLB of Pittsburgh advances:
Average balance outstanding	$47,684	$52,823
Maximum amount outstanding at any month-end during the year	52,182	56,192
Balance outstanding at end of year	37,173	52,182
Weighted average interest rate during the year	6.21%	6.12%
Weighted average interest rate at end of period	6.30%	6.10%
Total borrowings:
Average balance outstanding	$47,990	$53,116
Maximum amount outstanding at any month-end during the year	52,474	56,464
Balance outstanding at end of year	37,210	53,116
Weighted average interest rate during the year	6.21%	6.10%
Weighted average interest rate at end of year	6.29%	6.08%

9.     Income Taxes

The Bank uses the experience method in computing reserves for bad debts. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method allows the Bank to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Bank’s reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years’ net chargeoffs divided by the sum of the previous six years’ total outstanding loans at year end.

Retained earnings at both December 31, 2006 and 2005 included approximately $7.1 million, representing bad debt deductions for which no deferred income taxes have been provided.

From time to time, the Company may be subject to examination by various tax authorities in jurisdictions in which the Company has its business operations. The Company regularly assesses the likelihood of additional assessments in each of the tax jurisdictions resulting from these examinations. Tax reserves have been established, which the Company believes to be adequate in relation to the potential for additional assessments. Once established, reserves are adjusted as information becomes available or when an event requiring a change to the reserve occurs. The resolution of tax matters could have an impact on the Company’s effective tax rate.

The tax effect of temporary differences that give rise to significant portions of the deferred tax accounts, calculated at 34%, is as follows:

	December 31,
	2006	2005
Depreciation and amortization	$(65,620)	$(149,600)
Deferred loan fees	(98,260)	(111,860)
Allowance for loan losses	924,460	907,460
Additional minimum liability for retirement plans	743,602	319,460
Net unrealized loss (gain) on securities available for sale	631,951	665,120
Supplemental retirement benefits	906,100	737,800
Alternative minimum tax	888,000	698,000
Other	(50,680)	51,200
Total	$3,879,553	$3,117,580

The consolidated provision (benefit) for income taxes consisted of the following for the years ended December 31:

	2006	2005	2004
Current	$304,000	$249,000	$577,000
Deferred	(371,000)	(406,000)	(248,000)
Total	$(67,000)	$(157,000)	$329,000

The Bank’s federal income tax expense differs from that computed at the statutory tax rate as follows:

	Year Ended December 31,
	2006		2005		2004
		Percentage				Percentage
		of Pretax		Percentage		of Pretax
	Amount	Income	Amount	Income	Amount	Income
Expense at statutory rate	$443,246	34.0%	$345,721	34.0%	$832,353	34.0%
Adjustments resulting from:
Tax-exempt income	(415,766)	(31.9)	(457,610)	(45.0)	(458,147)	(18.7)
Increase in cash surrender value	(123,518)	(9.5)	(117,373)	(11.5)	(122,172)	(5.0)
Other	29,038	2.2	72,262	7.1	76,966	3.1
Income tax expense (benefit) per consolidated statements of income	$(67,000)	(5.2)%	$(157,000)	(15.4)%	$329,000	13.4%

10.  Commitments and Contingencies

The Bank had approximately $11.2 million and $7.7 million in outstanding loan commitments, excluding unused lines of credit and the undisbursed portion of loans in process, at December 31, 2006 and 2005, respectively, which were expected to fund within the next three months.  In addition, the Bank had $296,000 and $291,000 in standby letters of credit at December 31, 2006 and 2005, respectively, which were secured by cash, marketable securities and real estate.  All commitments are issued using the Bank’s current loan policies and underwriting guidelines and the breakdown between fixed-rate and adjustable-rate loans is as follows:

	December 31,
	2006	2005
Fixed-rate (ranging from 5.625% to 8.00%)	$1,314,000	$2,754,350
Adjustable-rate	9,929,600	4,948,904

Total	$11,243,600	$7,703,254

Depending on cash flow, interest rate risk, risk management and other considerations, longer term fixed-rate residential loans are sold in the secondary market.  There was $125,000 in outstanding commitments to sell loans at December 31, 2006.

The Bank is involved in legal proceedings and litigation arising in the ordinary course of business. One such matter involves a number of related issues arising from a lending relationship with a certain borrower.  In March 2004, the borrower filed a Complaint alleging that a certain deed in lieu of foreclosure held in escrow had been wrongfully recorded.  In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Bank’s consolidated financial statements.  However, there can be no assurance that any of the outstanding legal proceedings and litigation to which the Bank is a party will not be decided adversely to the Bank’s interests and have a material adverse effect on the consolidated financial statements.

Expenses related to premises and fixed assets for 2006, 2005, and 2004 were $1.9 million, $1.8 million, and $1.6 million, respectively.  The Bank maintains offices at nine locations, including seven bank offices which it rents under leases expiring over the next 17 years.  The following is a summary of future minimum rental payments required under all operating leases as of December 31, 2007:

Year Ending December 31,
2007	$424,364
2008	433,140
2009	363,866
2010	298,266
2011	256,054
Thereafter	1,340,460
Total minimum rental payments	$3,116,150

11.  Retirement Plans

The Bank has a defined benefit pension plan, a profit-sharing plan and a defined contribution plan under Section 401(k) of the Internal Revenue Code, all of which cover all full-time employees meeting certain eligibility requirements.  The plans may be terminated at any time at the discretion of the Bank’s Board of Directors.

Pension expense was $599,397, $841,356, and $361,730 in 2006, 2005 and 2004, respectively.  The contribution for the profit-sharing plan was $100,000, $92,000, and $110,000 in 2006, 2005 and 2004, respectively.  There were no employer contributions to the 401(k) plan in 2006, 2005 and 2004.

The Bank has adopted the provisions of SFAS 158 related to recognition of the funded status of defined benefit plans as of December 31, 2006.  The following table discloses the effect on the Consolidated Statements of Financial Condition of adopting such provisions of SFAS 158:

	Before		After
	Adoption of		Adoption of
	SFAS 158	Adjustment	SFAS 158

Deferred tax asset	$3,358,553	$521,000	$3,879,553
Prepaid expenses and other assets	1,968,468	(332,719)	1,635,749
Total assets	410,161,537	188,281	410,349,818
Accrued expenses and other liabilities	4,638,425	1,199,634	5,838,059
Accumulated other comprehensive loss	(1,658,836)	(1,011,353)	(2,670,189)
Total stockholders’ equity	34,511,319	(1,011,353)	33,499,966

The net pension costs for the years ended December 31, 2006, 2005 and 2004 included the following components:

	2006	2005	2004
Net Periodic Benefit Cost
Service Cost	$321,698	$339,639	$274,593
Interest Cost	262,712	338,593	281,061
Expected Return on Plan Assets	(299,447)	(363,924)	(261,990)
Amortization of Transition Obligation/(Asset)	3,496	3,496	3,496
Amortization of Prior Service Cost	12,685	12,685	12,685
Amortization of (Gain)/Loss	60,353	94,940	51,885
Net Periodic Benefit Cost (NPBC)	361,497	425,429	361,730
SFAS 88 Settlement	237,900	415,927	—
Net Periodic Benefit Cost	$599,397	$841,356	$361,730

Key Assumptions
Discount Rate for Net Periodic Benefit Cost	5.75%	5.75%	5.75%
Salary Scale for Net Periodic Benefit Cost	4.00%	3.50%	3.50%
Expected Return on Plan Assets	8.00%	8.00%	8.00%

Discount Rate for Disclosure Obligations	5.75%	5.75%	5.75%
Salary Scale for Disclosure Obligations	4.00%	3.50%	3.50%

A summary of reconciliation and disclosure information required under FAS 158 for the defined benefit pension plan is as follows:

	2006	2005
Change in Projected Benefit Obligation
Projected Benefit Obligation at Beginning of Year	$4,788,582	$5,444,476
Service Cost	321,698	339,639
Interest Cost	262,712	338,593
Settlements	(800,220)	(1,428,900)
Disbursements	(60,144)	(390,301)
Actuarial (Gain)/Loss	(177,834)	485,075
Projected Benefit Obligation at End of Year	$4,334,794	$4,788,582

Change in Plan Assets During Year
Fair Value of Plan Assets at Beginning of Year	$3,251,601	$3,923,368
Return on Plan Assets	430,087	214,492
Contributions paid by Employer	800,000	800,000
Settlements	(821,080)	(1,295,958)
Benefits Paid	(60,144)	(390,301)
Fair Value of Plan Assets at End of Year	$3,600,464	$3,251,601

Benefit obligations at end of year
Accumulated Benefit Obligation (ABO)	$3,087,187	$3,312,090
Projected Benefit Obligation (PBO)	4,334,794	4,788,582

Funded status
Projected Benefit Obligation (PBO)	$(4,334,794)	$(4,788,582)
Fair Value of Plan Assets	3,600,464	3,251,601
Funded Status at End of Year	$(734,330)	$(1,536,981)

Amounts recognized in the statement of financial position
Other liabilities	$(734,330)	$(60,489)

Amounts recognized in accumulated other comprehensive loss
Net loss	$913,073	*
Prior service cost	152,222	*
Transition obligation	1,754	*
Total	$1,067,049	*

Other changes in plan assets and benefit obligations recognized in other comprehensive income
Net loss/(gain)	$(525,514)	*
Amortization of net loss	(60,353)	*
Amortization of prior service cost	(12,685)	*
Amortization of transition obligation	(3,496)	*
Total recognized in other comprehensive loss	$(602,048)	*
Total recognized in net periodic benefit cost and other comprehensive loss	$(2,651)	*

The estimated net loss, prior service cost, and transition obligation for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are $36,196, $12,685, and $1,754, respectively.

* Not applicable due to adoption of SFAS No. 158 on December 31, 2006.

Expected Contributions to the Trust

The Bank plans to contribute $500,000 to the Pension Plan in 2007.

Expected Benefit Payments From the Trust

2007	$82,302
2008	122,392
2009	177,254
2010	176,140
2011	177,701
2012-2016	1,150,971

Asset allocation for the pension plan includes equity securities ranging from 55% to 75%, debt securities ranging from 25% to 45% and cash and cash equivalents ranging from 0% to 10%.  The following table shows the asset allocation as of December 31, 2006.

		Percentage
Investment Class		of Assets
Equity Investments	$2,604,719	72.3%
Debt Investments	832,052	23.1%
Other	163,693	4.6%

Fair Value as of December 31, 2006	$3,600,464	100.0%

In July 2000, the Bank entered into a Nonqualified Retirement and Death Benefit Agreement (the “Agreement”) with certain officers of the Bank.  The purpose of the Agreement is to provide the officers with supplemental retirement benefits equal to a specified percentage of final composition and a pre-retirement death benefit if the officer does not attain the specific age requirement.   A summary of the reconciliation and disclosure information required under SFAS No. 158 for the Agreement is as follows:

	December 31,
	2006	2005
Change in benefit obligation during year

Benefit obligation at beginning of year	$3,694,146	$3,331,817
Service cost	32,543	30,774
Interest cost	207,808	201,489
Benefit payments	(152,128)	(77,708)
Actuarial loss	2,130	207,775
Benefit obligation at end of year	$3,784,500	$3,694,146

Change in plan assets during year
Fair value of plan assets at beginning of year	$-0-	$-0-
Employer contributions	152,128	77,708
Benefit payments	(152,128)	(77,708)
Fair value of plan assets at end of year	$-0-	$-0-

	December 31,
	2006	2005
Funded status
Funded status	$(3,784,500)	$(3,694,146)
Unrecognized net loss	654,720	746,982
Unrecognized prior service cost	465,304	697,956
Net liability recognized in earnings	$(2,664,476)	$(2,249,208)

Change in other comprehensive income
Other Comprehensive Income at beginning of year	$746,982	$638,234
Net Change in Other Comprehensive Income	373,042	108,748
Other Comprehensive Income at end of year	$1,120,024	$746,982

Expected cash-flow information for year after current fiscal year
Expected employer contributions	$153,510	$158,792
2007	153,510	158,792
2008	160,177	158,792
2009	160,177	158,792
2010	160,177	167,814
2011	169,199	267,053
2012-2016	902,961	—

	2006	2005	2004
Net periodic benefit cost
Service cost	$32,543	$30,774	$21,857
Interest cost	207,808	201,489	187,497
Amortization of prior service cost	232,652	232,652	232,652
Amortization of net (gain) or loss	94,392	99,027	—
Net periodic benefit cost	$567,395	$563,942	$442,006
Discount Rate	5.75%	5.75%	5.75%

12.          Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.  Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the table below:

					To Be Well
					Capitalized Under
			For Capital Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:	(Dollars in Thousands)

Tier 1 Capital	$34,193	8.61%	$15,882	4.00%	$19,852	5.00%
(to average assets)
Tier 1 Capital	34,193	13.48	10,148	4.00	15,222	6.00
(to risk-weighted assets)
Total Capital	36,912	14.55	20,296	8.00	25,370	10.00
(to risk-weighted assets)

As of December 31, 2005:
Tier 1 Capital	$34,918	9.02%	$15,480	4.00%	$19,350	5.00%
(to average assets)
Tier 1 Capital	34,918	14.92	9,364	4.00	14,046	6.00
(to risk-weighted assets)
Total Capital	37,588	16.06	18,728	8.00	23,410	10.00
(to risk-weighted assets)

The Bank’s capital at December 31, 2006 and 2005 for financial statement purposes differs from Tier 1 capital amounts by $693,000 and $791,000, respectively, representing the exclusion for regulatory purposes of unrealized gains and losses on securities available for sale.

13. Related Party Transactions

The Bank maintains a lease agreement with the Holding Company for one of its office locations. The initial lease term expires in September 2015 and the Bank has paid $42,000 each year for the years ended December 31, 2006, 2005, 2004.  In addition, the Bank maintains a management fee agreement with the Holding Company which provides for the sharing of certain company related expenses.  Such expenses include salaries and benefits, insurance expenses, professional fees and directors fees.  The Bank has received management fees amounting to $480,000, $456,000 and $420,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

14. Fair Value of Financial Instruments

Financial instruments include such items as loans, deposits, securities and other instruments.

Fair value estimates are generally subjective in nature and are dependent on a number of significant assumptions associated with each instrument or group of similar instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows and relevant available market information. Fair value information is intended to represent an estimate of an amount at which a financial instrument could be exchanged in a current transaction established trading markets for a significant portion of the Bank’s financial instruments, the Bank may not be able to immediately settle its financial instruments; as such, the fair values are not necessarily indicative of the amounts that could be realized through immediate settlement. In addition, the majority of the Bank’s financial instruments, such as loans and deposits, are held to maturity and are realized or paid according to the contractual agreement with the customer.

Where available, quoted market prices should be used to estimate fair values. However, due to the nature of the Bank’s financial instruments, in many instances quoted market prices are not available. Accordingly, the Bank has estimated fair value based on other valuation techniques permitted by the standard, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. Fair values are required to be estimated without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible income tax ramifications or estimated transaction costs. Fair values are also estimated at a specific point in time and are based on interest rate and other assumptions at that date. As the assumptions underlying these estimates change, the fair values of financial instruments will change. The aggregate fair value amounts presented do not purport to represent and should not be considered to be representative of the underlying “market” or franchise value of the Bank.

The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

Cash and Cash Equivalents - These items are generally short-term in nature and, accordingly, the carrying amounts reported in the balance sheet are reasonable approximations of their fair values.

Investment and Mortgage-Backed Securities - Fair values for investment and mortgage-backed securities are based on quoted market prices.

Loans Receivable - The fair value was estimated by discounting approximate cash flow of the portfolio to achieve a current market yield. Consideration was given to prepayment speeds, economic conditions, risk characteristics and other factors considered appropriate.

Loans Held for Sale — Fair values of mortgage loans held for sale are based on commitments on hand from investors of prevailing market rates.

FHLB Stock — The carrying value of FHLB stock approximates fair value based on redemption provisions of the FHLB.

Deposits and FHLB Advances and Other Borrowed Money - As required by the standard, the fair values of deposits subject to immediate withdrawal, such as interest and noninterest checking, passbook savings and money market demand deposit accounts, are equal to their carrying amounts in the accompanying statement of financial condition. Fair values for time deposits and FHLB advances and other borrowed money are estimated by discounting future cash flows using interest rates currently offered on these instruments with similar remaining maturities.

Off-Balance-Sheet Instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter similar agreements, taking into account the running terms of the agreements and counterparties’ credit standing.

The estimated fair value of the Bank’s financial instruments at December 31, 2006, and 2005 is as follows:

	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(In thousands)		(In thousands)
Assets:
Cash and cash equivalents	$3,106	$3,106	$19,053	$19,053
Interest bearing deposits at banks	45,177	45,177	1,903	1,903
Investment securities	59,304	59,942	72,080	72,876
Mortgage-backed securities	43,636	43,636	48,362	48,362
Loans receivable	235,761	234,545	224,294	225,028
Loans held for sale	125	125	—	—
FHLB stock	2,549	2,549	2,738	2,738
Liabilities:
NOW and MMDA deposits (1)	$90,062	$90,092	$75,261	$75,261
Other savings deposits	43,512	43,512	54,869	54,869
Certificate accounts	200,228	199,086	167,580	166,098
FHLB advances & other borrowed money	37,172	38,716	52,182	55,217

(1)             Includes non-interest bearing accounts

15.  Quarterly Financial Data (Unaudited)

The following table presents unaudited quarterly financial data for the years ended December 31, 2006 and 2005.

(Dollars in thousands, except per share amounts)

	2006				2005
	4th Q	3rd Q	2nd Q	1st Q	4th Q	3rd Q	2nd Q	1st Q
Interest income	$5,732	$5,521	$5,310	$5,189	$5,069	$5,011	$4,987	$4,816
Interest expense	3,199	2,852	2,727	2,553	2,424	2,255	2,164	2,064
Net interest income	2,533	2,669	2,583	2,636	2,645	2,756	2,823	2,752
Provision for loan losses	15	15	15	15	30	30	30	30
Net interest income after provision for loan losses	2,518	2,654	2,568	2,621	2,615	2,726	2,793	2,722
Other income	344	327	369	412	374	332	123	304
Other expenses	2,658	2,533	2,657	2,661	2,557	2,755	3,008	2,652
Income (loss) before income taxes	204	448	280	372	432	303	(92)	374
Income tax expense (benefit)	(50)	30	(37)	(10)	18	(24)	(154)	3
Net income	$254	$418	$317	$382	$414	$327	$62	$371
Basic earnings per share	$0.07	$0.12	$0.09	$0.11	$0.11	$0.10	$0.02	$0.11
Diluted earnings per share	$0.07	$0.12	$0.09	$0.11	$0.11	$0.10	$0.02	$0.11

* * * *

Corporate Information

Independent Registered Public Accounting Firm	Investor Information
Deloitte & Touche LLP	Investors, analysts and others seeking financial
1700 Market Street	information may contact:
Philadelphia, PA 19103-3984	Kathleen P. Lynch
(215)246-2300	Corporate Secretary
541 Lawrence Road
Market Makers	Broomall, PA 19008-3599
FTN Midwest Securities Corp	(610)353-2900
Sandler O’ Neill & Partners, L.P.
Oppenheimer & Co.	Transfer Agent
Ryan Beck & Co.	Direct questions regarding dividend checks, address and name changes or lost certificates to:
Registrar and Transfer Company
Securities Counsel	10 Commerce Drive
Elias, Matz, Tiernan & Herrick L.L.P.	Cranford, NJ 07016
734 15th Street, NW, 12th Floor
12th Floor Washington, D.C. 20005 (202)347-0300

Upon request Alliance Bancorp Annual Report on Form 10-K for the year ended December 31, 2006, required to be filed with the Securities and Exchange Commission will be furnished without charge to any stockholder, or may be viewed on our web site at allianceanytime.com.

Market Information

As of January 30, 2007 Alliance Bancorp Common Stock is traded in the Nasdaq Global Market and quoted under the symbol “ALLB”.    The prices shown below reflect the prices reported by the Nasdaq system prior to the reorganization.  The closing price on December 31, 2006 was $22.60 per share.  There were 7,225,000 shares outstanding as of January 30, 2006, comprised of 3,973,750 shares held by Alliance Mutual Holding Company and 3,251,250 shares held by approximately 1,000 stockholders.

For the Quarter Ended	High	Low	Close	Cash Dividends Declared
December 31, 2006	$24.95	$22.22	$22.60	$.09

September 30, 2006	25.50	21.50	24.95	.09

June 30, 2006	26.99	24.00	25.50	.09

March 31, 2006	27.00	24.71	24.98	.09

December 31, 2005	$27.70	$25.00	$26.39	$.09

September 30, 2005	27.00	21.61	27.00	.09

June 30, 2005	29.08	21.69	22.75	.09

March 31, 2005	39.04	28.30	29.03	.09

The Board
Board of Directors and Officers

Board of Directors

William E. Hecht – Chairman
J. William Cotter, Jr.
James S. Carr
John Raggi
Timothy E. Flatley
Dennis D. Cirucci
Philip K. Stonier
G. Bradley Rainer
R. Cheston Woolard
Peter J. Meier

Officers

Dennis D. Cirucci
President and
Chief Executive Officer

Peter J. Meier
Executive Vice President
and Chief Financial Officer

Suzanne J. Ricci
Senior Vice President and
Chief Technology Officer

John M. Logue
Senior Vice President and
Director of Mortgage Lending

Alan Corson, 3rd
Senior Vice President
Director of Commercial Lending

Steve Gualberti
Senior Vice President
Commercial Lending

Mark DeYoung
Vice President
Director of Retail Banking

Janet R. Bryan
Vice President
Director of Deposit Services

Kathleen P. Lynch
Vice President
Corporate Secretary

James Danna
Vice President
Comptroller

Norma K. Browne
Assistant Vice President
Operations

Diann Snyder
Assistant Vice President
Lending

Locations

A. 69th and Walnut Streets
Upper Darby, PA 19082
(610) 359-6948

B. 541 Lawrence Road
Broomall, PA 19008
(610) 359-6912

C. 9 East Baltimore Pike
Lansdowne, PA 19050
(610) 359-6945

D. Paoli Shopping Center
82 E. Lancaster Ave.
Paoli, PA 19301
(610) 251-1057

E. Shoppes at Brinton Lake
979 Baltimore Pike
Glen Mills, PA 19342
(610) 359-6984

F. Newtown Square Shopping Center
Newtown Square, PA 19073
(610) 359-6941

G. 925 Providence Road
Secane, PA 19018
(610) 359-6961

H. 153 Saxer Avenue
Springfield, PA 19064
(610) 359-6975

I. 500 East Township Line Rd
Havertown, PA 19083
(610) 359-6949

Executive Offices
541 Lawrence Road
Broomall, PA 19008
(610) 353-2900

Alliance Bancorp, Inc. of Pennsylvania 2006 Annual Report

A
Alliance Bank
B
Alliance Bank
C
Alliance Bank
D
Alliance Bank
E
Alliance
Bank
H
Alliance Bank
F
Alliance Bank
G
Drive Thru
Alliance Bank
I
Haverford MRI
Alliance Bank

We Build Relationships That Last

Alliance Bancorp, Inc. of Pennsylvania

Since 1938